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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

MONOLITHIC SYSTEM TECHNOLOGY, INC.

AT
$13.50 NET PER SHARE
BY
MOUNTAIN ACQUISITION SUB, INC.,
A WHOLLY OWNED SUBSIDIARY OF
SYNOPSYS, INC.

  THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE
  AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 16, 2004,
  UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER
  MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE OF
  THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

        Pursuant to an Agreement and Plan of Merger and Reorganization, dated as of February 23, 2004 (the "Merger Agreement"), by and among Synopsys, Inc., a Delaware corporation ("Synopsys"), Mountain Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Synopsys (the "Purchaser"), and Monolithic System Technology, Inc., a Delaware corporation ("MoSys"), the Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of MoSys, including the associated stock purchase right pursuant to MoSys' rights agreement dated as of October 11, 2000, as amended (which right is included in the term "share of MoSys common stock" or similar terms for purposes of this Offer to Purchase), at a price of $13.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. Following the purchase by the Purchaser of shares of MoSys common stock in the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into MoSys (the "Merger"), with MoSys surviving the Merger as a wholly owned subsidiary of Synopsys. As a result of the Merger, each outstanding share of MoSys common stock (other than shares owned by any stockholder of MoSys who properly exercises appraisal rights under the Delaware General Corporation Law will be converted into the right to receive $13.50 in cash, without interest.

        The board of directors of MoSys has, by unanimous vote, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the stockholders of MoSys, (2) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, (3) declared that the Merger Agreement is advisable, and (4) resolved to recommend that the stockholders of MoSys accept the Offer and tender their shares of MoSys common stock pursuant to the Offer and adopt the Merger Agreement. Accordingly, the board of directors of MoSys unanimously recommends that the stockholders of MoSys accept the Offer and tender their shares of MoSys common stock pursuant to the Offer, and, if required by applicable law, vote to adopt the Merger Agreement.

        The term "Expiration Date" means 12:00 midnight, New York City time, on April 16, 2004, unless the Purchaser extends the time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn on or prior to the Expiration Date of the Offer shares of MoSys common stock that, together with any shares of MoSys common stock then owned by Synopsys or the Purchaser, represent greater than 50% of the sum of the aggregate number of shares of MoSys common stock then outstanding, plus the aggregate number of shares of MoSys common stock issuable upon the exercise of all vested options, warrants and other rights to acquire shares of MoSys common stock then outstanding. The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        As an inducement to Synopsys' and the Purchaser's entering into the Merger Agreement, certain of MoSys' officers and directors and an additional stockholder of MoSys have entered into Stockholder Agreements with Synopsys and the Purchaser (the "Stockholder Agreements"), pursuant to which they have agreed, in their respective capacities as stockholders of MoSys, to tender all of their shares of MoSys common stock to the Purchaser in the Offer. These stockholders have also agreed, if required, to vote all of their shares of MoSys common stock in favor of adoption of the Merger Agreement and otherwise in favor of the Merger. As of March 15, 2004, the stockholders who executed Stockholder Agreements held in the aggregate 8,765,506 shares of MoSys common stock (excluding shares issuable upon the exercise of stock options held by such stockholders), which represented approximately 28.3% of the outstanding shares of MoSys common stock as of that date.

        The Merger Agreement, as entered into by the parties on February 23, 2004, provided for the payment in the Offer, for each outstanding share of MoSys common stock, of consideration consisting of $6.75 in cash, without interest, and a fraction of a share of common stock, $0.01 par value per share, of Synopsys having a value equal to $6.75 based on a formula as provided in the Merger Agreement. The Merger Agreement also provided that the Purchaser was entitled, in its sole discretion, to elect to convert the consideration being offered for each share of MoSys common stock from the combination of cash and stock described above to consideration consisting solely of $13.50 in cash, without interest (the "all-cash election"). On March 22, 2004, the Purchaser made the all-cash election. Accordingly, the provisions of the Merger Agreement that contemplated the possible exchange of shares of Synopsys common stock in partial payment for shares of MoSys common stock tendered in the Offer are no longer relevant, and such provisions are not summarized or otherwise described in this Offer to Purchase. The all-cash election is irrevocable, and accordingly, MoSys stockholders will not receive any shares of Synopsys common stock in the Offer or the Merger.

IMPORTANT

        Any stockholder of MoSys who desires to tender all or any portion of such stockholder's shares of MoSys common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Computershare Trust Company of New York (the "Depositary"), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase, in each case on or prior to the Expiration Date of the Offer or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of MoSys with shares of MoSys common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

        Any stockholder of MoSys who desires to tender shares of MoSys common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary on or prior to the Expiration Date of the

Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase.

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 488-8035

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		5
INTRODUCTION		12
THE TENDER OFFER		15
1.	Terms of the Offer	15
2.	Procedures for Tendering Shares of MoSys Common Stock in the Offer	17
3.	Withdrawal Rights	20
4.	Acceptance for Payment of Shares of MoSys Stock	21
5.	Material United States Federal Income Tax Consequences	22
6.	Price Range of Shares of MoSys Common Stock; Dividends on Shares of MoSys Common Stock	24
7.	Effect of the Offer on the Market for MoSys Common Stock; Nasdaq Listing of MoSys Common Stock; Exchange Act Registration of MoSys Common Stock; Margin Regulations	24
8.	Certain Information Concerning MoSys	26
9.	Certain Information Concerning the Purchaser and Synopsys	28
10.	Source and Amount of Funds	29
11.	Background of the Offer and the Merger	30
12.	Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements	35
13.	Certain Conditions to the Offer	53
14.	Certain Legal Matters	56
15.	Fees and Expenses	58
16.	Miscellaneous	58
SCHEDULE I Directors and Executive Officers of Synopsys and the Purchaser		60

SUMMARY TERM SHEET

        We are making an offer to purchase all of the outstanding shares of common stock of Monolithic System Technology, Inc. ("MoSys"). The following are some of the questions you, as a stockholder of MoSys, may have about our offer and our answers to those questions. This summary provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this summary may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this summary is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this summary to other sections of this Offer to Purchase where you can find more information about the topics discussed in this summary.

Who is offering to buy my MoSys shares?

        Mountain Acquisition Sub, Inc., a Delaware corporation, is making this offer to purchase your shares. We are a subsidiary of Synopsys that was formed solely to make this offer.

        Synopsys is a world leader in electronic design automation software used to design complex integrated circuits and systems-on-chips in the global semiconductor and electronics industries. Synopsys' software, intellectual property products and design services provide a complete integrated circuit design and verification solution from original concept to the actual chip, enabling its customers to lower the costs and risks of semiconductor design and bring advanced products to market quickly. See Introduction and Section 9 (Certain Information Concerning the Purchaser and Synopsys) of this Offer to Purchase for more information.

        The executive offices of Mountain Acquisition Sub, Inc. and Synopsys are at 700 East Middlefield Road, Mountain View, California 94043, and the telephone number is (650) 584-5000.

Who is MoSys?

        MoSys provides memory technologies used by manufacturers in semiconductor and electronics industries. It has developed a series of innovative semiconductor memory technologies, called 1T-SRAM technologies, that offer a combination of high density, high speed and low power consumption and reduced costs when compared to other available memory technologies. MoSys licenses this technology to companies that incorporate, or embed, memory on complex integrated circuits. It generates revenue primarily from intellectual property licensing, which consists of licensing and royalty revenues. It also sells memory chips based on its 1T-SRAM technologies. MoSys' principal executive offices are located at 1020 Stewart Drive, Sunnyvale, California 94085, and its telephone number is (408) 731-1800. See Section 8 (Certain Information Concerning MoSys) of this Offer to Purchase for more information.

How many shares of MoSys common stock are you offering to purchase?

        We are making an offer to purchase all of the outstanding shares of MoSys common stock. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of MoSys common stock, and will I have to pay any fees or commissions if I tender my shares in your offer?

        We are offering to pay $13.50, net to the seller in cash, without interest, for each share of MoSys common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or nominee, you should consult with the broker or nominee to determine if it will charge you a fee or commission to tender your shares on your behalf. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of MoSys common stock that you are offering to purchase?

        Yes. Synopsys will contribute funds to us to enable us to purchase all shares of MoSys common stock that are validly tendered and accepted by us for payment in the offer. Synopsys will also contribute funds to us to enable us to purchase all shares of MoSys common stock that are not accepted for payment in our offer, but are otherwise converted into the right to receive cash in the merger following the completion of our offer. Our offer is not subject to any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of MoSys common stock in your offer?

        No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of MoSys common stock in our offer because:

  •
  cash is the only consideration that we are paying to the holders of MoSys common stock in our offer;

  •
  we are offering to purchase all of the outstanding shares of MoSys common stock in our offer;

  •
  our offer is not subject to any financing contingencies; and

  •
  Synopsys has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of MoSys common stock in our offer and the merger described below.

        See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of MoSys common stock in your offer?

        Unless we extend our offer, you will have until 12:00 midnight, New York City time, on Friday, April 16, 2004, to tender your shares of MoSys common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase.

What are the most significant conditions to your offer?

        We are not obligated to purchase any shares of MoSys common stock that are tendered in our offer unless, on or prior to the expiration date of our offer, the number of shares tendered in our offer and not properly withdrawn, together with any shares of MoSys common stock then owned by Synopsys or us, represents greater than 50% of the sum of the aggregate number of shares of MoSys common stock then outstanding, plus the aggregate number of shares of MoSys common stock issuable upon the exercise of all then outstanding vested options, warrants and other rights to acquire shares of common stock of MoSys (which condition is referred to as the "minimum condition").

        Our offer is also subject to a number of other conditions, including conditions with respect to the accuracy of MoSys' representations and warranties in the merger agreement, no material adverse effect with respect to MoSys having occurred and no event having occurred that could reasonably be expected to have a material adverse effect with respect to MoSys, the expiration or termination of the waiting period applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the "HSR Act"), MoSys' compliance in all material respects with its covenants set forth in the merger agreement, the absence of any legal proceeding involving a governmental body, the absence of certain other legal proceedings relating to our offer or the merger that, if adversely determined, could reasonably be expected to have a material adverse effect on MoSys, and neither of two key executives, and no more than 25% of the engineers employed by MoSys who have received at-will offers of employment from Synopsys, having ceased to be employed by MoSys or having communicated an intention to terminate such employment. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

        We can waive any condition to our offer without MoSys' consent, other than the minimum condition.

Under what circumstances can or must you extend your offer?

        At our discretion, we are permitted to (but not required to) extend our offer beyond its initial expiration date of April 16, 2004:

  •
  for any period required by any rule or regulation of the Securities and Exchange Commission (the "SEC") applicable to our offer;

  •
  on one or more occasions for an additional period of up to 20 business days per extension to permit all of the conditions to our offer to be satisfied; and

  •
  for an additional period of not more than ten business days if the minimum condition is met, but the number of shares tendered in our offer would not, if accepted for payment in our offer, give us ownership of at least 90% of the number of shares of MoSys common stock outstanding as of such date.

        In addition, at our option, we may (but are not required to) offer to purchase shares during a subsequent offering period following the acceptance for payment of shares tendered in our offer, in accordance with Rule 14d-11 of the Exchange Act. During any subsequent offering period, if there is one, stockholders who have not previously had their shares accepted for payment in our offer would be entitled to tender shares to us for the same offer price of $13.50 per share payable in our offer.

        We are required, upon the written request of MoSys prior to the scheduled or any extended expiration date of our offer, to extend our offer for such period of time (but not more than 20 business days) as MoSys requests provided that certain conditions to our offer have been satisfied or waived or we reasonably determine that such conditions are likely to be satisfied within 15 business days after such date except for the minimum condition and the condition that all antitrust-related approvals have been obtained.

        See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

        If we extend our offer, we will inform the Depositary for our offer, Computershare Trust Company of New York, and we will publicly announce the extension not later than 9:00 a.m., New York City time, on the business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares of MoSys common stock for payment in your offer?

        To tender all or any portion of your shares of MoSys common stock for payment in our offer, you must either deliver the certificate or certificates representing your tendered shares, accompanied by the Letter of Transmittal (or a facsimile copy) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer), prior to the expiration of our offer.

        If you hold your shares of MoSys common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of MoSys common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them to us on your behalf through the Depositary.

        If you cannot deliver an item that is required to be delivered to the Depositary by the expiration of our offer, you may obtain up to three additional trading days to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq National Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of MoSys common stock in this manner, however, the Depositary must receive the missing items within this three trading day period. See Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

        Yes. You can withdraw any of the shares of MoSys common stock that you previously tendered in our offer at any time until the expiration of our offer, as it may be extended. Further, if we have not accepted your shares for payment by May 20, 2004, you can withdraw them at any time after May 20, 2004. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

        To withdraw any shares of MoSys common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has the board of directors of MoSys approved your offer?

        Yes. The board of directors of MoSys has, by unanimous vote:

  •
  determined that the merger agreement and the transactions contemplated thereby, including our offer and the merger, are in the best interests of the stockholders of MoSys;

  •
  approved and adopted the merger agreement and approved the transactions contemplated thereby, including our offer and the merger;

  •
  declared that the merger agreement is advisable; and

  •
  resolved to recommend that the stockholders of MoSys accept our offer and tender their shares of MoSys common stock pursuant to our offer and adopt the merger agreement.

        Accordingly, MoSys' board of directors unanimously recommends that you accept our offer and tender your shares of MoSys common stock pursuant to our offer and, if required (depending upon whether we acquire at least 90% of the outstanding shares of MoSys common stock), vote to adopt the merger agreement.

        The factors considered by MoSys' board of directors in making the determinations and the recommendation described above are described in MoSys' Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of MoSys with this Offer to Purchase.

        A.G. Edwards & Sons, Inc., which acted as the financial advisor to MoSys' board of directors, delivered an opinion to the board of directors of MoSys, dated February 22, 2004, to the effect that, as of such date and subject to the assumptions, matters considered and limitations stated in its written opinion, the per-share consideration to be received by MoSys stockholders in our offer and the merger is fair to MoSys stockholders from a financial point of view. Stockholders of MoSys are urged to, and should, carefully read MoSys' Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of A.G. Edwards & Sons, Inc. attached thereto in their entirety.

Have any stockholders of MoSys already agreed to tender their shares in your offer?

        Yes. Certain of MoSys' directors and executive officers and an additional stockholder of MoSys have agreed to tender all of their shares of MoSys common stock to us, and, if required, to vote all of their shares of MoSys common stock in favor of the merger and the adoption and approval of the merger agreement. As of March 15, 2004, these stockholders held approximately 28.3% of the then-outstanding shares of MoSys common stock.

What are your plans if you acquire less than all of the outstanding shares of MoSys common stock in your offer?

        If we successfully complete our offer (i.e., acquire any shares of MoSys common stock in our offer) but do not acquire all of the outstanding shares of MoSys common stock, we intend to merge with and into MoSys as soon as practicable thereafter. As a result of the merger, all of the outstanding shares of MoSys common stock that are not tendered in our offer, other than shares that are owned by stockholders of MoSys who properly exercise appraisal rights under Delaware Law in respect of their shares, will be canceled and converted into the right to receive the offer price of $13.50 per share, in cash, without interest. As a result of the merger, MoSys will become a wholly owned subsidiary of Synopsys.

        Our obligation to merge with MoSys following our acquisition of shares of MoSys common stock in our offer is conditioned on the adoption of the merger agreement by MoSys' stockholders (if required by applicable law), no order or injunction preventing the completion of the merger having been issued by any court and remaining in effect, and there being no legal requirement making completion of the merger illegal. Following the successful completion of our offer, we will hold a sufficient number of shares of MoSys common stock to ensure the requisite adoption of the merger agreement by MoSys stockholders under Delaware Law to complete the merger. In addition, if we own at least 90% of the outstanding shares of MoSys common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to MoSys' board of directors?

        If we successfully complete our offer, under the merger agreement we are entitled to designate a majority of the members of the board of directors of MoSys. In that case MoSys has agreed (to the extent requested by Synopsys) to take all action necessary to cause Synopsys' designees to be elected or appointed to its board of directors. Therefore, if we successfully complete our offer, we will obtain control over the management of MoSys shortly thereafter. However, we have also agreed in the merger agreement that MoSys will use reasonable efforts to ensure that at least two of the members of the board of directors of MoSys, at all times prior to the completion of the merger, are individuals who were directors of MoSys on February 23, 2004, the date of the merger agreement. The approval of the individuals who were directors of MoSys on February 23, 2004 (or their successors) will be required to authorize certain actions of MoSys, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of MoSys common stock (other than Synopsys or us). See Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase for more information.

If I decide not to tender my shares of MoSys common stock in your offer, how will your offer affect my shares?

        If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, each of your shares will be canceled and converted into the right to receive the offer price of $13.50 per share, in cash, without interest, subject to your right to pursue appraisal rights under Delaware Law. Therefore, if we complete the merger, then, unless you perfect your appraisal rights under Delaware Law, and except as described below, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will receive the offer price of $13.50 per share, in cash, without interest, for each of your shares of MoSys common stock earlier if you tender your shares and have them accepted for payment in our offer.

        If we successfully complete our offer, then the number of stockholders of MoSys and the number of shares of MoSys common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of MoSys common stock may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and MoSys may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for Shares of MoSys Common Stock; Nasdaq Listing of MoSys Common Stock; Exchange Act Registration of MoSys Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

        Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of MoSys common stock in our offer, but we nevertheless complete the offer and the merger, appraisal rights will be available to you in the merger. If you choose to exercise appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware Law (which include, if a stockholder vote is required, not voting in favor of the merger), you will be entitled to payment for your shares based on a judicially determined fair and independent appraisal of the value of your shares as of the time immediately prior to the public announcement of our offer and the merger on February 23, 2004. This value may be more or less than the offer price. See Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of MoSys common stock accepted for payment in your offer or in the merger?

        The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having his shares of MoSys common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in our offer (or converted into cash in the merger). See Section 5 (Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

        Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of MoSys common stock?

        On February 23, 2004, the last trading day before Synopsys and MoSys announced that they had entered into the merger agreement, the last sales price of MoSys common stock reported on the Nasdaq National Market was $7.00 per share; therefore, the Offer price of $13.50 per share represents a premium of approximately 93% over the last closing price of shares of MoSys common stock prior to announcement of the merger agreement and a premium of approximately 66% over the closing price of MoSys shares on January 23, 2004, a month before the announcement of the merger agreement. On March 19, 2004, the last full trading day prior to the commencement of our offer, the last sales price of MoSys common stock reported on the Nasdaq National Market was $13.20 per share. We advise you to obtain recent quotations for shares of MoSys common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of MoSys Common Stock; Dividends on Shares of MoSys Common Stock) of this Offer to Purchase for more information.

Will I receive any interest in Synopsys common stock in connection with your offer or the merger?

        No. Although the merger agreement, as entered into by the parties on February 23, 2004, contemplated the possible payment in our offer of consideration consisting both of cash and Synopsys common stock, it also provided that we were entitled, in our sole discretion, to elect to convert the consideration being offered in our offer and the merger to cash only. On March 22, 2004, we made this all-cash election. This all-cash election is irrevocable, and accordingly, you will not receive any shares of Synopsys common stock in our offer or the merger.

Are there any regulatory clearances or approvals required to complete your offer?

        Yes. Our acceptance of tendered shares of MoSys common stock for payment is subject to the expiration or termination of the waiting period under the HSR Act.

Whom can I contact if I have questions about your offer?

        You should contact the Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 488-8035

INTRODUCTION

To: The Holders of Common Stock of Monolithic System Technology, Inc.:

        Mountain Acquisition Sub, Inc. (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Synopsys, Inc., a Delaware corporation ("Synopsys"), hereby offers to purchase each outstanding share of common stock, $0.01 par value per share, of Monolithic System Technology, Inc., a Delaware corporation ("MoSys"), including the associated stock purchase right pursuant to MoSys' rights agreement dated as of October 11, 2000, as amended (the "MoSys Rights Agreement"), for $13.50 in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase.

        Tendering MoSys stockholders whose shares of MoSys common stock are registered in their own names and who tender their shares directly to Computershare Trust Company of New York (the "Depositary"), which is acting as the depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on their sale of the shares in the Offer. A stockholder of MoSys who holds shares of MoSys common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder's shares to the Purchaser in the Offer.

        The Purchaser will pay all fees and expenses of the Depositary and D.F. King & Co., Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

        The Offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of February 23, 2004 (the "Merger Agreement"), by and among Synopsys, the Purchaser and MoSys. Following the purchase by the Purchaser of shares of MoSys common stock in the Offer and the satisfaction or waiver of each of the applicable merger conditions set forth in the Merger Agreement, the Purchaser will be merged with and into MoSys (the "Merger"), with MoSys surviving as a wholly owned subsidiary of Synopsys. As a result of the Merger, each then-outstanding share of MoSys common stock (other than shares owned by any stockholder of MoSys who properly exercises appraisal rights under the Delaware General Corporation Law (the "Delaware Law")) would be converted into the right to receive $13.50 in cash, without interest. See Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase for more information.

        The board of directors of MoSys has, at a meeting held on February 22, 2004, by unanimous vote, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the stockholders of MoSys, (2) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, (3) declared that the Merger Agreement is advisable, and (4) resolved to recommend that the stockholders of MoSys accept the Offer and tender their shares of MoSys common stock pursuant to the Offer and adopt the Merger Agreement. Accordingly, the board of directors of MoSys unanimously recommends that the stockholders of MoSys accept the Offer and tender their shares of MoSys common stock pursuant to the Offer, and, if required, vote to adopt the Merger Agreement.

        The factors considered by MoSys' board of directors in making the determinations and the recommendation described above are described in MoSys' Solicitation/Recommendation Statement on Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which has been filed with the SEC and is being mailed to the stockholders of MoSys with this Offer to Purchase.

        A.G. Edwards & Sons, Inc., MoSys' financial advisor, delivered to the board of directors of MoSys its written opinion, dated February 22, 2004, that as of such date, and subject to the assumptions, matters considered and limitations in that opinion, the consideration per share to be received by MoSys stockholders in the Offer and the Merger is fair to such stockholders from a financial point of view. The full text of A.G. Edwards' opinion is included as Annex B to MoSys' Solicitation/Recommendation Statement on Schedule 14D-9. Stockholders of MoSys are urged to, and should, read MoSys' Solicitation/Recommendation Statement on Schedule 14D-9 and A.G. Edwards' opinion carefully and in their entirety.

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1 (Terms of the Offer) of this Offer to Purchase) of the Offer shares of MoSys common stock that, together with any shares of MoSys common stock then owned by Synopsys or the Purchaser, represent greater than 50% of the sum of the aggregate number of shares of MoSys common stock then outstanding, plus the aggregate number of shares of MoSys common stock issuable upon the exercise of all vested options, warrants and other rights to acquire shares of MoSys common stock then outstanding (which sum is referred to as the "Adjusted Outstanding Share Number" and which condition is referred to as the "Minimum Condition" in this Offer to Purchase). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        Completion of the Merger is subject to a number of conditions, including the acceptance for payment of shares of MoSys common stock pursuant to the Offer, and, if required by applicable legal requirements, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MoSys common stock. Please note, however, that if the Purchaser acquires at least 90% of the outstanding shares of MoSys common stock, then the Purchaser would be able to complete the Merger without the vote of any of the stockholders of MoSys. See Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase for more information.

        MoSys has informed Synopsys and the Purchaser that, as of March 15, 2004, there were issued and outstanding (1) 30,970,115 shares of MoSys common stock, and (2) vested options, warrants and other rights to acquire an aggregate of 3,008,934 additional shares of MoSys common stock. Thus, if the Adjusted Outstanding Share Number had been calculated as of March 15, 2004, the Adjusted Outstanding Share Number would have been 33,979,049. Based on these numbers, and assuming that no additional shares of MoSys common stock are issued and no options, warrants or other rights to acquire MoSys common stock vest after March 15, 2004, the Minimum Condition would be satisfied if at least 16,989,525 shares of MoSys common stock are validly tendered and not properly withdrawn on or prior to the Expiration Date of the Offer (which includes the 8,765,506 shares held by stockholders who agreed to tender their shares pursuant to the Stockholder Agreements (as defined below), which represented approximately 25.8% of the Adjusted Outstanding Share Number calculated as of March 15, 2004). The actual number of shares of MoSys common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual Adjusted Outstanding Share Number as finally determined pursuant to the terms of the Merger Agreement.

        As an inducement to Synopsys' and the Purchaser's entering into the Merger Agreement, certain of MoSys' officers and directors and an additional stockholder of MoSys have entered into Stockholder Agreements with Synopsys and the Purchaser (the "Stockholder Agreements"), pursuant to which they have agreed, in their respective capacities as stockholders of MoSys, to tender all of their shares of MoSys common stock to the Purchaser in the Offer. These stockholders have also agreed, if required, to vote all of their shares of MoSys common stock in favor of adoption of the Merger Agreement and otherwise in favor of the Merger. As of March 15, 2004, the stockholders who executed Stockholder Agreements held in the aggregate 8,765,506 shares of MoSys common stock (excluding shares issuable upon the exercise of stock options held by such stockholders), which represented approximately 28.3% of the outstanding shares of MoSys common stock as of that date. See Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase.

        If the Minimum Condition is satisfied and the Purchaser accepts for payment the shares of MoSys common stock tendered in the Offer, Synopsys will be able to complete the Merger without the affirmative vote of any other stockholder of MoSys. See Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase for more information.

        Certain United States federal income tax consequences of the sale of the shares of MoSys common stock purchased by the Purchaser pursuant to the Offer and the conversion of shares of MoSys common stock pursuant to the Merger are described in Section 5 (Material United States Federal Income Tax Consequences) of this Offer to Purchase.

        This Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer

        The Purchaser is offering to purchase each outstanding share of MoSys common stock for $13.50 in cash, without interest, subject to the terms and conditions described in this Offer to Purchase and the Letter of Transmittal.

        Record owners of shares of MoSys common stock, who tender their shares of MoSys common stock directly to the Depositary, will not be obligated to pay any charges or expenses or any brokerage commissions in connection with the tender of their shares. If a party owns shares of MoSys common stock through a broker or other nominee and the broker or nominee tenders the shares of MoSys common stock on the party's behalf, the broker or nominee may charge a fee for doing so. Parties should consult their brokers or nominees to determine whether any charges will apply. As set forth in the instructions to the Letter of Transmittal, parties will be required to pay transfer taxes, if any, on the purchase of MoSys common stock pursuant to the Purchaser's offer and the Purchaser may deduct these taxes from the consideration otherwise payable.

        The Purchaser is making the Offer in order to acquire all of the outstanding shares of MoSys common stock. Synopsys intends, as soon as practicable after the successful completion of the Offer, to have the Purchaser merge with and into MoSys. The purpose of the Merger is to enable Synopsys to acquire all shares of MoSys common stock not tendered and purchased pursuant to the Offer. In the Merger, each then-outstanding share of MoSys common stock (other than shares owned by any stockholder of MoSys who properly exercises appraisal rights under Delaware Law) would be converted into the right to receive $13.50 in cash, without interest.

        The Purchaser's obligation to accept tendered shares of MoSys common stock for cash is subject to the conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase, including the Minimum Condition.

        MoSys stockholders can call the Information Agent, D.F. King & Co., Inc., at any time toll-free at 800-488-8035 for answers to questions regarding the Offer.

        The Purchaser currently intends to extend the Offer until all conditions to the Offer have been satisfied or waived, although the Purchaser is not making any assurance that it will exercise its rights to extend the Offer beyond its initial Expiration Date, which is 12:00 midnight, New York City time, on Friday, April 16, 2004. If the Offer is extended, the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires. During any such extension, all shares of MoSys common stock previously tendered and not properly withdrawn will remain subject to the Offer.

        The Purchaser may, but is not obligated to, extend the Offer in the following situations:

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  if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date of the Offer, the Purchaser may extend the Offer on one or more occasions for an additional period of up to 20 business days per extension;

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  the Purchaser may extend the Offer from time to time as required by any rule or regulation of the Securities and Exchange Commission (the "SEC") applicable to the Offer; or

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  if the Minimum Condition has been satisfied but the sum of the number of shares of MoSys common stock that have been validly tendered plus the number of shares of MoSys common stock owned by Synopsys or the Purchaser is less than 90% of the then-outstanding shares of MoSys common stock, the Purchaser may extend the Offer for one additional period of not more than ten business days.

        In addition, upon the written request of MoSys made at least two business days prior to the then-scheduled Expiration Date of the Offer, the Purchaser must extend the Offer for an additional period of up to 20 business days if on such Expiration Date all conditions have been satisfied or waived (or, if not then satisfied or waived, have been reasonably determined by the Purchaser to be likely to be satisfied within 15 business days after such Expiration Date), except for the Minimum Condition and the antitrust condition (as described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase). However, the Purchaser has no obligation to extend the Offer beyond July 31, 2004.

        The Purchaser may at any time increase the consideration to be paid for each share of MoSys common stock in the Offer and may at any time waive or make any other changes to the terms and conditions of the Offer except that, without the prior written consent of MoSys:

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  the Minimum Condition may not be amended or waived;

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  no change may be made to the form of consideration to be delivered by the Purchaser in the Offer or that decreases the consideration to be paid per share of MoSys common stock in the Offer; or

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  no change may be made to the Offer that (a) decreases the number of shares of MoSys common stock sought to be purchased in the Offer, (b) imposes additional conditions to the Offer, or (c) except as otherwise permitted by the Merger Agreement and described above, extends the Expiration Date of the Offer beyond the initial Expiration Date of the Offer.

        The Purchaser will follow any extension, termination or amendment of the Offer, as promptly as practicable, with a public announcement thereof. In the case of an extension of the Offer, the Purchaser will make an announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services.

        In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the SEC to allow for adequate dissemination to MoSys stockholders.

        In no event will interest be paid on the Offer Price, regardless of any extension of or amendment to the Offer.

        Under Rule 14d-11 under the Exchange Act, the Purchaser may elect to provide for a subsequent offering period, immediately following the successful completion of the Offer, of between three and 20 business days, in order to accept shares not tendered on or prior to the Expiration Date of the Offer, provided that: (1) the initial period of the Offer has expired; (2) the Purchaser offers the same form and amount of consideration for shares of MoSys common stock in the subsequent offering period that were offered pursuant to the Offer; (3) the Purchaser has accepted for payment all shares of MoSys common stock that were validly tendered and not properly withdrawn on or prior to the Expiration Date of the Offer; and (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of MoSys common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date of the

Offer. The Purchaser does not currently intend to provide for a subsequent offering period (which is not the same as an extension of the Offer) following the Expiration Date of the Offer, although the Purchaser reserves the right to do so in its sole discretion.

        MoSys has provided the Purchaser with a list and security position listings of MoSys' stockholders for the purpose of enabling the Purchaser to communicate with and distribute this Offer to Purchase to holders of shares of MoSys common stock. The Purchaser will send this Offer to Purchase, the Letter of Transmittal and other relevant materials to record holders of shares of MoSys common stock and the Purchaser will also furnish such materials to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of MoSys' stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of MoSys common stock.

2.     Procedures for Tendering Shares of MoSys Common Stock in the Offer

Valid Tender

        For a stockholder to validly tender shares of MoSys common stock in the Offer, on or prior to the Expiration Date of the Offer:

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  each certificate representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees") and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase on or prior to the Expiration Date of the Offer;

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  in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer," (1) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an agent's message (as described below under the caption "Book-Entry Transfer"), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, and (2) the shares of MoSys common stock to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer" and a book-entry confirmation (as described below under the caption "Book-Entry Transfer") must be received by the Depositary; or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery" on or prior to the Expiration Date of the Offer.

        The valid tender of shares of MoSys common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

        The method of delivery of shares of MoSys common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility described below, is at the election and risk of the tendering stockholder. Shares of MoSys common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation described below). If delivery of shares of MoSys common stock is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

        The Depositary will establish an account with respect to the shares of MoSys common stock at The Depository Trust Company (the book-entry transfer facility) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the book-entry transfer facility's system may effect a book-entry delivery of shares of MoSys common stock in the Offer by causing the book-entry transfer facility to transfer such shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility is sometimes referred to in this Offer to Purchase as a book-entry confirmation. The term "agent's message" as used in this Offer to Purchase means a message, transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that (1) the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares of MoSys common stock, (2) the participant agrees to be bound by the terms of the Letter of Transmittal, and (3) the Purchaser may enforce such agreement against such participant.

        Although delivery of shares of MoSys common stock may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an agent's message, and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase on or prior to the Expiration Date of the Offer to effect a valid tender of shares by book-entry. Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal that is being returned with shares of MoSys common stock being tendered in the Offer if (1) the Letter of Transmittal is signed by the registered holder(s) of the shares of MoSys common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on such Letter of Transmittal, or (2) shares of MoSys common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as "eligible institutions" in this Offer to Purchase). A registered holder of shares of MoSys common stock includes any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of MoSys common stock being tendered in the Offer must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal for more information. If certificates representing shares of MoSys common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of MoSys common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal for more information.

Guaranteed Delivery

        If a stockholder desires to tender shares of MoSys common stock in the Offer and such stockholder's certificates representing such shares are not immediately available, or the book-entry transfer procedures cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date of the Offer, such stockholder may tender such shares if all the following conditions are met:

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  the tender is made by or through an eligible institution (as described above under the caption "Signature Guarantees");

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase on or prior to the Expiration Date of the Offer; and

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  the certificates (or a book-entry confirmation) together with the Letter of Transmittal (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (or, in the case of a book-entry transfer, an agent's message in lieu of a Letter of Transmittal), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary.

        Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of MoSys common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

        By executing and returning the Letter of Transmittal (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an agent's message in lieu of the Letter of Transmittal, a stockholder tendering shares of MoSys common stock in the Offer will be irrevocably appointing a designee of the Purchaser as such stockholder's attorney-in-fact and proxy in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of MoSys common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of MoSys common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. Such proxy will be considered coupled with an interest in the shares of MoSys common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of MoSys common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of MoSys common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designee of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of MoSys common stock and other securities or rights in respect of any annual, special or adjourned meeting of MoSys' stockholders, actions by written consent in lieu of any such meeting or otherwise, as it in its sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of MoSys common stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of MoSys stockholders.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of MoSys common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of MoSys common stock determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of MoSys common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of MoSys common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Synopsys, MoSys, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and any other documents related to the Offer) will be final and binding.

Backup Withholding

        In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of MoSys common stock are accepted for payment in the Offer who is a United States citizen or a United States resident alien must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 28%. All stockholders tendering shares of MoSys common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not United States citizens or United States resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certifications necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.     Withdrawal Rights

        Other than during a subsequent offering period, shares of MoSys common stock that are tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and shares of MoSys common stock that are tendered may also be withdrawn at any time after May 20, 2004 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the Offer, no withdrawal rights will apply to shares tendered during such subsequent offering period, and no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

        For a withdrawal of shares of MoSys common stock previously tendered in the Offer to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses listed on the back cover of this Offer to Purchase, specifying the stockholder's name, address and social security number and the certificate number(s) and the number of shares of MoSys common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of MoSys common stock. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an eligible institution, any and all signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares of MoSys common stock have been tendered pursuant to the book-entry transfer procedures, the notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        The Purchaser will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, which decision will be final and binding. Neither Synopsys nor the Purchaser, MoSys, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of shares of MoSys common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time on or prior to the Expiration Date of the Offer (as it may be extended) or during any subsequent offering period by following one of the procedures for tendering described in Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase.

4.     Acceptance for Payment of Shares of MoSys Common Stock

        On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and will pay for, all shares of MoSys common stock validly tendered to the Purchaser in the Offer and not properly withdrawn on or prior to the Expiration Date of the Offer. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of MoSys common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

        In all cases, payment for shares of MoSys common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees"); or

  •
  in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase under the caption "Book-Entry Transfer," a book-entry confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption "Signature Guarantees"), or an agent's message, and any other required documents.

        Accordingly, stockholders tendering shares of MoSys common stock in the Offer may be paid at different times depending upon when certificates for shares or book-entry confirmations with respect to shares are actually received by the Depositary.

        The per-share price paid to any stockholder of MoSys in the Offer will be the highest per-share price paid to any other stockholder of MoSys in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of MoSys common stock that are validly tendered in the Offer and not properly withdrawn on or prior to the Expiration Date of the Offer as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of MoSys common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of MoSys common stock have been accepted for payment in the Offer.

        Under no circumstances will interest be paid on the Offer Price for shares of MoSys common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of MoSys common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of MoSys common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

        If any shares of MoSys common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the book-entry transfer facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the book-entry transfer facility), as promptly as practicable after the expiration or termination of the Offer.

5.     Material United States Federal Income Tax Consequences

        The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a United States stockholder whose shares of

MoSys common stock are accepted for payment in the Offer or converted into the right to receive cash in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the Offer or converted into cash in the Merger, as the case may be.

        If shares of MoSys common stock are held by a United States stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. In the case of a non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 15%. In addition, there are limits on the deductibility of capital losses.

        A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of MoSys common stock in the Offer may be subject to 28% backup withholding unless such stockholder provides such stockholder's taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of MoSys common stock are accepted for payment in the Offer which does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See Section 2 (Procedures for Tendering Shares of MoSys Common Stock in the Offer) of this Offer to Purchase under the caption "Backup Withholding." Each stockholder that is tendering shares of MoSys common stock in the Offer who is a United States citizen or United States resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not United States citizens or United States resident aliens should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

        If backup withholding applies to a stockholder that is tendering shares of MoSys common stock in the Offer, the Depositary is required to withhold 28% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the United States Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a United States federal income tax return.

        The foregoing description is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to shares of MoSys common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of MoSys common stock who are subject to special tax treatment under the Code—such as non-United States persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of shares of MoSys common stock in light of individual circumstances, such as holding shares of MoSys common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

        Stockholders of MoSys are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.     Price Range of Shares of MoSys Common Stock; Dividends on Shares of MoSys Common Stock

        Shares of MoSys common stock are listed on the Nasdaq National Market under the symbol "MOSY" and have been listed on the Nasdaq National Market at all times since July 18, 2001.

        The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of MoSys common stock on the Nasdaq National Market.

	Low	High
Fiscal Year Ended December 31, 2002:
First Quarter	$10.04	$22.77
Second Quarter	8.26	15.05
Third Quarter	6.94	10.95
Fourth Quarter	6.99	15.38
Fiscal Year Ended December 31, 2003:
First Quarter	5.35	12.64
Second Quarter	5.70	9.40
Third Quarter	8.10	13.12
Fourth Quarter	6.64	9.05
Fiscal Year Ending December 31, 2004 (through March 19, 2004):	6.90	13.26

        On February 23, 2004, the last trading day before Synopsys and MoSys announced that they had entered into the Merger Agreement, the last sales price of shares of MoSys common stock reported on the Nasdaq National Market was $7.00 per share; therefore, the Offer price of $13.50 per share represents a premium of approximately 93% over the last closing price of shares of MoSys common stock prior to announcement of the Merger Agreement and a premium of approximately 66% over the closing price of MoSys shares on January 23, 2004, a month before the announcement of the Merger Agreement. On March 19, 2004, the last full trading day prior to the commencement of the Offer, the last sales price of MoSys common stock reported on the Nasdaq National Market was $13.20 per share. MoSys stockholders are advised to obtain recent quotations for shares of MoSys common stock when deciding whether to tender their shares in the Offer.

        MoSys has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, MoSys is not permitted to declare or pay dividends in respect of shares of its common stock.

7.     Effect of the Offer on the Market for MoSys Common Stock; Nasdaq Listing of MoSys Common Stock; Exchange Act Registration of MoSys Common Stock; Margin Regulations

Effect of the Offer on the Market for the MoSys Common Stock

        The acceptance for payment of shares of MoSys common stock tendered in the Offer will reduce the number of shares of MoSys common stock that might otherwise trade publicly and also the number of holders of shares of MoSys common stock. This could adversely affect the liquidity and market value of the remaining shares of MoSys common stock held by the public.

Nasdaq Listing of MoSys Common Stock

        Synopsys intends to cause the shares of MoSys common stock to be delisted from the Nasdaq National Market promptly upon completion of the Merger.

        Even if the Merger is not completed, depending upon the number of shares of MoSys common stock tendered to and purchased by the Purchaser in the Offer, the shares of MoSys common stock may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq National Market, which requires that an issuer either:

  •
  have at least 750,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $5,000,000, have at least two market makers, have stockholders' equity of at least $10 million, and have a minimum bid price of $1; or

  •
  have at least 1,100,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $3, have at least 4 market makers and have either (1) a market capitalization of at least $50,000,000 or (2) a total of at least $50,000,000 in assets and revenues, respectively.

        If the Nasdaq National Market ceased publishing quotations for the shares of MoSys common stock, it is possible that the shares of MoSys common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for shares of MoSys common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of the shares available in the public market at such time, the interest in maintaining a market in the shares of MoSys common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Synopsys cannot predict whether the reduction in the number of shares of MoSys common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of MoSys common stock or whether it would cause future market prices to be greater or lesser than the price the Purchaser is currently offering.

Exchange Act Registration of MoSys Common Stock

        Shares of MoSys common stock are currently registered under the Exchange Act. MoSys can terminate that registration upon application to the SEC if the outstanding shares of MoSys common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of MoSys common stock. Termination of registration of the shares of MoSys common stock under the Exchange Act would reduce the information that MoSys must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of MoSys common stock. In addition, if the shares of MoSys common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to MoSys. Furthermore, the ability of affiliates of MoSys and persons holding restricted securities of MoSys to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of MoSys common stock under the Exchange Act were terminated, the shares would no longer be eligible for Nasdaq listing or for continued inclusion on the Federal Reserve Board's list of "margin securities," which would make the shares ineligible to be collateral for margin loans by brokers.

        Synopsys may seek to cause MoSys to apply for termination of registration of the shares of MoSys common stock under the Exchange Act as soon after the acceptance for payment of shares of MoSys common stock pursuant to the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the shares of MoSys common stock are not terminated prior to the Merger, then the shares of MoSys common stock will be delisted from the Nasdaq National Market and the registration of the shares of MoSys common stock under the Exchange Act will be terminated following the completion of the Merger.

Margin Requirements

        Shares of MoSys common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the "Federal Reserve Board" in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of MoSys common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the acceptance for payment of shares of MoSys common stock in the Offer, shares of MoSys common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning MoSys

General

        MoSys provides innovative memory technologies used by manufacturers in semiconductor and electronics industries. It has developed a series of semiconductor memory technologies, called 1T-SRAM technologies, that offer a combination of high density, high speed and low power consumption and reduced costs when compared to other available memory technologies. MoSys licenses this technology to companies that incorporate, or embed, memory on complex integrated circuits. It generates revenue primarily from intellectual property licensing, which consists of licensing and royalty revenues. It also sells memory chips based on its 1T-SRAM technologies.

        Using elements of its existing memory technology as a foundation, MoSys completed development of its first memory chips incorporating its 1T-SRAM technologies in the fourth quarter of 1998. Through the second quarter of 2001, almost all of its revenue was generated by product sales of its memory chips. Since then, however, licensing and royalty revenues have represented the majority of MoSys' revenues, a trend it expects will continue for the foreseeable future. MoSys' licensing revenue consists of fees paid for engineering development and engineering support services. MoSys is entitled to receive royalty revenues under each of its licensing agreements when its licensees manufacture or sell products that incorporate any of its technologies.

        As of December 31, 2003, MoSys had signed license agreements related to its 1T-SRAM technologies with 41 companies. MoSys' licensing sales cycle is lengthy. Generally, MoSys expects the period from its initial discussion with a prospective licensee to a signed agreement to last from three to six months. Once a MoSys customer signs a license agreement, MoSys generally will recognize revenue from fees for developing and delivering 1T-SRAM designs to the customer over a period of six to 18 months. If the customer subsequently uses MoSys' 1T-SRAM design in production, MoSys would expect to begin to receive any royalty payments approximately 18 to 24 months after the commencement of the project.

        To expand the range of memory technology intellectual property and services available to its customers, MoSys acquired 100% of the outstanding stock of ATMOS Corporation, a Canada-based privately held company focused on creating high-density, compiler-generated embedded memory solutions, effective August 30, 2002, for a total purchase price of approximately $12.4 million. In December 2002, MoSys announced its first 1T-SRAM compiler for 0.15-micron standard logic processes available for the leading foundries. The 1T-SRAM compiler, which is a software program that allows semiconductor designers to configure memories to meet their design specifications, resulted directly from the ATMOS acquisition. This compiler broadens the potential distribution of its 1T-SRAM technologies by making them available for semiconductor design applications for which its custom memory designs may not be cost effective.

        To complement its existing high-density, low-power 1T-SRAM technologies, MoSys announced the availability of its low leakage 6T-SRAM-R compilers in January 2004. The 6T-SRAM-R compiler incorporates the same technologies that deliver the quality and low-power advantages offered by its 1T-SRAM technologies for large memories and extends these benefits to small memories of less than one megabit in size, for system-on-chip, or SoC designers. MoSys' new compiler reduces the chip leakage caused by other six-transistor embedded memories.

        MoSys was incorporated in California in 1991 and reincorporated in Delaware in 2000. MoSys' principal executive offices are located at 1020 Stewart Drive, Sunnyvale, California 94085. The telephone number at that location is (408) 731-1800. MoSys' internet address is www.mosys.com.

Certain Projected Financial Data

        Prior to entering into the Merger Agreement, at Synopsys' request MoSys and its financial advisors shared with Synopsys certain projected financial information of MoSys on an informal basis for fiscal year 2004 which was not publicly available (the "Projections"). At the time, MoSys advised Synopsys that MoSys does not publicly disclose projections, and that the Projections were prepared for internal use only for capital budgeting and other management decisions. MoSys advised Synopsys that the Projections included, among other things, the following forecasts of MoSys for 2004: net revenue, cost of revenue, licensing gross profit, licensing gross margin, total gross profit, total gross margin, total operating expenses, income from operations, interest and other income, income taxes and net income equal to: $24,788,000, $3,208,000, $14,009,000, 82.7%, $21,580,000, 87.1%, $14,659,000, $6,921,000, $1,200,000, ($1,623,000) and $6,498,000, respectively.

        Synopsys also has been advised by MoSys that the Projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Synopsys has been advised by MoSys that MoSys' certified public accountants have not audited or expressed an opinion with respect to any of the Projections. The Projections are included herein to give MoSys stockholders access to information that was not publicly available and that MoSys provided to Synopsys.

        The Projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements, including those risks and uncertainties described under the caption "Risk Factors" in MoSys' Annual Report on Form 10-K for the year ended December 31, 2003, and should be read with caution. The Projections are subjective in many respects and thus susceptible to periodic revisions based on actual experience and recent developments. While the Projections were presented with numerical specificity, Synopsys has been advised by MoSys that they were based upon a variety of estimates and hypothetical assumptions made by management of MoSys with respect to, among other things, historical expenses with adjustments and estimates for revenues for 2004 compiled from various sources available to MoSys from time to time, which may not be realized and are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond MoSys' control. There can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. These events may cause MoSys' actual results to differ materially from the Projections.

        For these reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of such Projections herein should not be regarded as an indication that MoSys, Synopsys, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. Synopsys, the

Purchaser, MoSys and their affiliates assume no responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. Synopsys has been informed by MoSys that neither MoSys nor any of its affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

Available Information

        MoSys is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning MoSys' directors and officers, their remuneration, options granted to them, the principal holders of MoSys' securities and any material interests of such persons in transactions with MoSys is required to be disclosed in proxy statements distributed to MoSys' stockholders and filed with the SEC. Such reports, proxy statements and other information may be read and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains public filings reports, proxy statements and other information relating to MoSys that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of The National Association of Securities Dealers, Inc. located at 1735 K Street, NW, Washington, D.C. 20006.

        Except as otherwise stated in this Offer to Purchase, the information concerning MoSys contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Neither the Purchaser nor Synopsys takes any responsibility for the accuracy or completeness of such information or for any failure by MoSys to disclose events that may have occurred and may affect the accuracy of any such information.

9.     Certain Information Concerning the Purchaser and Synopsys

        The Purchaser is a Delaware corporation and a wholly owned subsidiary of Synopsys. The Purchaser was organized by Synopsys to acquire MoSys and has conducted no unrelated activities since its organization. All outstanding shares of capital of stock of the Purchaser are owned by Synopsys. The principal office of the Purchaser is located at the same address as Synopsys' principal office listed below, and its telephone number at that address is the same telephone number at Synopsys' telephone number listed below.

        Synopsys is a world leader in electronic design automation software used to design complex integrated circuits and SoCs in the global semiconductor and electronics industries. Synopsys' software, intellectual property products and design services provide a complete integrated circuit design and verification solution from original concept to the actual chip, enabling its customers to lower the costs and risks of semiconductor design and bring advanced products to market quickly.

        Synopsys was incorporated in 1986 in North Carolina and reincorporated in Delaware in 1987. Its principal executive offices are located at 700 East Middlefield Road, Mountain View, California 94043 and its telephone number is (650) 584-5000. Synopsys' internet address is www.synopsys.com.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Synopsys are listed on Schedule I to this Offer to Purchase.

        During the last five years, none of the Purchaser, Synopsys or, to the knowledge of the Purchaser or Synopsys, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described in this Offer to Purchase, none of the Purchaser, Synopsys or, to the knowledge of the Purchaser and Synopsys, any of the persons listed in Schedule I of this Offer to Purchase or any associate or majority-owned subsidiary of Synopsys, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of MoSys, and none of the Purchaser, Synopsys or, to the knowledge of the Purchaser or Synopsys, any of the other persons or entities referred to above or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of MoSys during the past 60 days.

        Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Synopsys with the SEC to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contracts, transactions or negotiations between the Purchaser or Synopsys, any of their respective subsidiaries or, to the knowledge of the Purchaser or Synopsys, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and MoSys or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (ii) none of the Purchaser, Synopsys or, to the knowledge of the Purchaser and Synopsys, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding, or relationship with any person with respect to any securities of MoSys.

10.   Source and Amount of Funds

        The Offer is not conditioned on any financing arrangements or subject to any financing contingencies.

        The total amount of funds required by the Purchaser to pay for all outstanding shares of MoSys common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $422 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Synopsys, either directly or through one or more wholly owned subsidiaries of Synopsys, to the Purchaser.

        The Purchaser believes that the financial condition of Synopsys and its affiliates is not material to a decision by a holder of shares of MoSys common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of MoSys common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of MoSys common stock in the Offer, (iii) the Offer is not subject to any financing arrangements or financing contingencies and (iv) Synopsys has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of MoSys common stock in the Offer and the Merger.

11.   Background of the Offer and the Merger

        Synopsys regularly evaluates different strategies to improve its offerings to customers and enhance stockholder value, including opportunities for acquisitions of other companies or their assets. As part of this ongoing process, in mid-2003 Synopsys determined to expand its IP offerings in the field of memories, and began developing and assessing various strategies towards that goal.

        In October 2003, representatives of Synopsys met with marketing personnel of MoSys to explore the possibility of a business relationship between Synopsys and MoSys whereby Synopsys would license MoSys' 1T-SRAM technologies for use as part of Synopsys' own product offerings.

        On November 5, 2003, John Chilton, Senior Vice President and General Manager, Solutions Group of Synopsys, and Mark-Eric Jones, Vice President and General Manager, Intellectual Property, of MoSys met at Synopsys' offices to introduce Mr. Chilton to MoSys' business and technology. As a follow up to their meeting, Mr. Chilton and Mr. Jones agreed that Mr. Chilton would meet with Dr. Fu-Chieh Hsu, President, Chief Executive Officer and Chairman of MoSys.

        On November 7, 2003, MoSys and Synopsys signed a non-disclosure agreement with respect to MoSys' confidential technical and business information proposed to be disclosed to Synopsys in connection with discussions concerning a possible business relationship between the two companies.

        On November 18, 2003, Mr. Chilton, Randy Tinsley, Vice President of Corporate Business Development, Michael Keating, Vice President of Engineering, and John Weekley, Director of Business Development, each of Synopsys, met at Synopsys' offices with Dr. Hsu and Mr. Jones of MoSys. The stated purpose of the meeting was to have a general discussion of how Synopsys and MoSys might be able to better work together. The participants presented information about their respective companies. They discussed a range of potential relationships between the parties, including the possibility that Synopsys would acquire a license allowing it to market and offer 1T-SRAM technologies to its customer base. The meeting ended with each party agreeing to spend additional time considering the various opportunities presented.

        Between December 22, 2003 and January 5, 2004, Mr. Chilton and Dr. Hsu communicated regarding the scheduling of a meeting to pursue further discussions between the two companies, including discussions of a potential acquisition transaction.

        On January 14, 2004, Dr. Aart de Geus, Chief Executive Officer, Dr. Chi-Foon Chan, President and Chief Operating Officer, and Mr. Tinsley, each of Synopsys, met with Dr. Hsu at Synopsys' offices. Dr. Hsu described the history of MoSys and discussed the benefits of MoSys' memory technologies. The parties discussed the possibility and desirability of an acquisition of MoSys by Synopsys. Dr. Hsu said that he wanted to confer with the rest of MoSys' senior management before further exploring a possible acquisition of MoSys by Synopsys.

        On January 20, 2004, Synopsys and MoSys signed a confidentiality agreement imposing confidentiality obligations on each other in connection with the evaluation or pursuit of a possible acquisition transaction.

        On January 22, 2004, Dr. Chan, Mr. Chilton, Mr. Tinsley, Steven Shevick, Senior Vice President and Chief Financial Officer, and Vicki Andrews, Senior Vice President, Worldwide Sales, each of Synopsys, met at Synopsys' offices with Dr. Hsu, Mr. Jones, Mark Voll, Vice President, Finance and Administration, Chief Financial Officer and Secretary, Dr. Wingyu Leung, Executive Vice President, Engineering and Chief Technical Officer, and Andre Hassan, General Manager and Vice President of Stand-Alone Products, each of MoSys. At the meeting, Synopsys and MoSys each made a presentation regarding its business and technology. MoSys' executive team indicated general support for an acquisition of MoSys by Synopsys if mutually beneficial terms could be agreed upon. Dr. Hsu told the Synopsys representatives that the next regular meeting of MoSys' board of directors was scheduled for

January 27, 2004. He said that if the parties intended to move forward, he would like to be able to describe any proposed acquisition discussions with Synopsys to the rest of the MoSys directors and seek their initial reactions at that meeting.

        On January 26, 2004, Mr. Tinsley, Dr. Hsu and Mr. Voll participated in a telephone conference in which Mr. Tinsley indicated to Dr. Hsu that Synopsys might be prepared to offer to purchase all of the outstanding common stock of MoSys for $10.00 per share in cash and to assume all outstanding options to purchase MoSys common stock, subject to completion of due diligence and negotiation of a mutually satisfactory acquisition agreement. MoSys' closing stock price on January 26, 2004 was $7.99 per share.

        On January 27, 2004, MoSys' board of directors held its regularly scheduled quarterly meeting, at which the Synopsys proposal was discussed. The board determined that the Synopsys proposal was not acceptable. Later that day, Mr. Tinsley and Dr. Hsu had a telephone conversation in which Dr. Hsu informed Mr. Tinsley that the MoSys board of directors was not opposed to an acquisition by Synopsys but considered the proposed price of $10.00 per share to be inadequate. He told Mr. Tinsley that he believed, based on the discussion at the board meeting earlier that day, that a price of $15.00 per share might be acceptable. MoSys' closing stock price on January 27, 2004 was $7.95 per share. Mr. Tinsley said that Synopsys would consider Dr. Hsu's response and would reply to it by the end of the week.

        On February 1, 2004, Dr. de Geus and Mr. Chilton of Synopsys met with Dr. Hsu and Dr. Leung of MoSys in Los Altos, California to discuss the ramifications of an acquisition of MoSys by Synopsys, the potential integration processes for their companies' respective businesses and engineering teams, proposed acquisition structures and proposed financial terms. Dr. de Geus indicated that he would be prepared to recommend to the Synopsys board that it support an offer of $13.50 per share, payable in cash or Synopsys stock. Dr. Hsu responded that he believed that the MoSys board of directors would react favorably to the price of $14.00 per share, payable in cash or Synopsys stock. In addition, he asked that Synopsys provide a proposal in writing that he could present to the MoSys board of directors the following day.

        On February 2, 2004, Mr. Chilton and Mr. Tinsley participated in a telephone conference with Dr. Hsu in which Mr. Chilton and Mr. Tinsley summarized the provisions of a draft term sheet for a possible acquisition of MoSys by Synopsys for $13.50 per share, payable in cash or in Synopsys stock having an exchange ratio fixed at the time of the signing of the definitive acquisition agreement. The draft term sheet contemplated a two-step acquisition structure involving a tender or exchange offer followed by a merger, with Synopsys having the option to structure the transaction as a single-step merger of MoSys with a wholly owned subsidiary of Synopsys. The transaction outlined in the draft term sheet was subject to due diligence and negotiation of a mutually satisfactory acquisition agreement, as well as several other conditions. Dr. Hsu requested that Synopsys consider a price of $13.75 per share, but Mr. Chilton and Mr. Tinsley responded that Synopsys was not willing to go higher than $13.50 per share. Following the conversation, Mr. Tinsley sent a draft term sheet to Dr. Hsu by electronic mail. MoSys' closing share price on February 2, 2004 was $8.02 per share.

        On February 3, 2004, MoSys' board of directors convened by telephone conference to discuss the draft term sheet proposed by Synopsys. Later that day, Mr. Tinsley and Dr. Hsu participated in a telephone conference in which Dr. Hsu indicated that the MoSys board of directors had authorized management of MoSys to proceed with the conduct of due diligence by Synopsys and negotiation of a transaction involving a price of $13.50 per share, payable in cash or Synopsys stock, and that MoSys had been authorized to engage A.G. Edwards & Sons, Inc. (A.G. Edwards) to advise the MoSys board of directors and render its opinion regarding the fairness, from a financial point of view, of the per-share consideration to be received by MoSys stockholders in the transaction, which engagement was subsequently confirmed in writing on February 9, 2004. Dr. Hsu also indicated that the MoSys board had expressed a preference for an all-cash deal. The parties decided to cease further discussion of revisions to the term sheet pending the drafting of an acquisition agreement. Mr. Tinsley informed

Dr. Hsu that Synopsys had authorized its outside counsel, Cooley Godward LLP (Cooley), to proceed with the preparation of a draft of the acquisition agreement for the transaction.

        On February 4, 2004, Rex Jackson, Vice President and General Counsel of Synopsys, and a representative of Bingham McCutchen LLP (Bingham), counsel to MoSys, exchanged drafts of an exclusivity agreement prohibiting MoSys from soliciting or negotiating an alternative transaction prior to March 5, 2004, subject to earlier termination under certain circumstances. However, the exclusivity agreement did permit MoSys to receive and consider unsolicited acquisition proposals from third parties. The parties exchanged signature pages to the exclusivity agreement on February 4, 2004. That same day representatives of Cooley provided a due diligence request list to representatives of Bingham and discussed the scope and schedule of the due diligence investigation to be conducted by Synopsys.

        Beginning February 5, 2004, representatives of Synopsys and MoSys, including attorneys from Bingham and Cooley, participated in a number of meetings and telephone conferences to discuss the proposed transaction, due diligence matters and other issues related to the proposed transaction. Such interactions proceeded on an ongoing basis thereafter through February 23, 2004.

        On February 9, 2004, MoSys made due diligence materials available to Synopsys and representatives of Cooley. Synopsys' ongoing due diligence investigation of MoSys continued through the execution of the Merger Agreement and thereafter.

        On February 10, 2004, representatives of Cooley provided a preliminary draft of an acquisition agreement for the proposed transaction to representatives of Bingham. The draft contemplated the acquisition of MoSys by Synopsys for cash, using a two-step acquisition structure involving a cash tender offer followed by a cash merger, and provided for the payment by MoSys to Synopsys of a termination fee in the amount of $17.5 million under certain circumstances enumerated in the draft acquisition agreement. This draft reflected the parties' understanding that between the time the parties signed the acquisition agreement and the acceptance for payment by Synopsys of tendered shares, the MoSys board of directors could receive and consider unsolicited acquisition proposals from third parties and could terminate the definitive acquisition agreement with Synopsys to accept a superior proposal under certain conditions consistent with the MoSys board of directors' view of its fiduciary duties to MoSys stockholders.

        On February 12, 2004, representatives of Cooley provided a preliminary draft of the form of stockholder agreement for the proposed transaction to representatives of Bingham, pursuant to which certain stockholders of MoSys would commit to tender their shares of MoSys common stock in the tender offer and, if necessary, vote in favor of the adoption of the acquisition agreement. The form of stockholder agreement also included a provision that would give Synopsys an option, under certain circumstances, to purchase the shares of MoSys common stock owned by such stockholders at a price per share equal to the price per share payable in the tender offer. Also on February 12, 2004, representatives of Bingham delivered to representatives of Cooley their comments on the preliminary draft of the acquisition agreement, which included a rejection of Synopsys' request for a termination fee as high as $17.5 million, and included a request for a termination fee payable by Synopsys under certain circumstances.

        On February 13, 2004, representatives of Bingham delivered to representatives of Cooley their comments on the preliminary draft of the form of stockholder agreement. Such comments included rejection of the proposed purchase option.

        At various times on February 13, 2004, Mr. Chilton, Mr. Keating, Mr. Shevick, Mr. Jackson, Brad Roberts, Vice President, Worldwide Sales Operations and Strategic Planning, Richard Rowley, Vice President, Corporate Controller and Treasurer, Janet Bianchi, Vice President, Taxes and Tax Counsel, Debra Martucci, Vice President, Information Technology, and Mike Armsby, Vice President, Finance, each of Synopsys, met with Mr. Voll and Mr. Jones at Synopsys' offices regarding due diligence matters.

        On February 15, 2004, Mr. Shevick called Mr. Voll to discuss a proposed modification of the terms of the transaction. Mr. Shevick explained that Synopsys wanted to change the consideration to be paid for each share of MoSys common stock from $13.50 in cash to $6.75 in cash and a fraction of a share of Synopsys common stock valued at $6.75 per share. Mr. Voll communicated this proposed modification to Mr. Hsu and a representative of Bingham.

        On February 17, 2004, Mr. Tinsley, Dr. Hsu and Mr. Voll participated in a telephone conference to further discuss Synopsys' proposal to pay the consideration in the form of a combination of cash and Synopsys common stock. In addition, Mr. Shevick conducted a financial due diligence call with A.G. Edwards.

        On February 17, 2004, MoSys' board of directors convened by telephone conference to discuss the revised Synopsys acquisition proposal. Following the board meeting, Mr. Tinsley, Dr. Hsu, Mr. Voll and a representative of A.G. Edwards participated in a telephone conference in which MoSys communicated its willingness to accept Synopsys' proposed change in the form of consideration to be paid in the transaction, provided that the exchange ratio applicable to the stock portion of the consideration would be based upon the average closing price for the stock over the five trading day period ending two days prior to the expiration of the offer. In addition, MoSys' representatives advised Mr. Tinsley that MoSys would like to have its representatives continue their due diligence review of Synopsys in light of the decision by Synopsys to issue stock in the transaction.

        On February 18, 2004, Mr. Tinsley and Mr. Voll discussed the outstanding proposal and due diligence matters by telephone. Also on February 18, 2004, representatives of Cooley provided a revised draft of the acquisition agreement for the proposed transaction to representatives of Bingham. This draft reflected the cash and stock structure discussed by the parties and proposed the payment by MoSys to Synopsys of a termination fee in the amount of $16 million under certain circumstances enumerated in the draft acquisition agreement.

        Also on February 18, 2004, representatives of Bingham and A.G. Edwards discussed with MoSys' management the scope of MoSys' continued due diligence review of Synopsys. A representative of Bingham provided a due diligence request list to Mr. Jackson.

        Representatives of Bingham and Cooley began negotiating the terms of the revised draft of the acquisition agreement in the morning on February 19, 2004, and reported to the parties late that afternoon regarding the areas in which progress had been made and the key issues that remained unresolved.

        A special meeting of the MoSys' board of directors was held early in the evening on February 19, 2004 to discuss the status of negotiations and to review the terms of the proposed acquisition agreement. After the board meeting, Dr. Hsu and Dr. Leung met with Mr. Chilton, Dr. Chan and Dr. de Geus at a dinner to discuss the progress of the parties' negotiations and the remaining business issues to be considered.

        On February 20, 2004, at a special meeting of Synopsys' board of directors, the Synopsys board discussed the acquisition proposal. The Synopsys board approved the proposal, subject to the negotiation of final documentation and the requirement that Synopsys have the right to pay all cash, at its election, in lieu of both cash and stock in the transaction. After the board meeting, Mr. Chilton spoke to Dr. Hsu by telephone. Mr. Chilton communicated the Synopsys board's approval and requested that Synopsys have the right to pay all cash for MoSys' outstanding shares at Synopsys' election.

        On February 20, 2004, representatives of Cooley provided a further revised draft of the acquisition agreement for the proposed transaction to representatives of Bingham, reflecting the proposed resolution of the outstanding legal and business issues discussed on February 19 and 20, 2004, including Synopsys' proposal that it have the option to convert the transaction to an all-cash structure, and proposing the payment by MoSys to Synopsys of a termination fee in the amount of $15 million under certain circumstances.

        On February 21, 2004, Mr. Voll, representatives of A.G. Edwards and a representative of Bingham met with Mr. Jackson at Synopsys' offices to review requested due diligence materials and ask Mr. Jackson questions about the due diligence matters of interest to MoSys. Also on February 21, 2004, representatives of Cooley provided a further revised draft of the acquisition agreement to representatives of Bingham reflecting the proposed resolution of additional outstanding legal and business issues discussed by the parties and their legal counsel. Representatives of Bingham and Cooley participated in numerous telephone conferences on February 21 and 22, 2004 to finalize the contractual arrangements between the parties, including the proposed terms of the stockholder agreements and noncompetition agreements with certain key employees. Dr. Hsu, Mr. Chilton and Mr. Tinsley had two conference calls on February 21, 2004 to resolve open issues under the draft acquisition agreement and participated in a conference call with the parties' respective legal counsel on February 22, 2004.

        On February 22, 2004, representatives of Cooley provided a further revised draft of the acquisition agreement for the proposed transaction to representatives of Bingham, reflecting the proposed resolution of additional outstanding legal and business issues discussed by the parties, and providing for the payment by each party to the other of a termination fee in the amount of $10 million under certain circumstances enumerated in the draft acquisition agreement. The exchange of additional drafts of the acquisition agreement and other documentation with respect to the transaction continued into the early afternoon of February 23, 2004, as the parties worked to finalize the terms of the transaction agreements.

        In the evening on February 22, 2004, the MoSys board of directors convened by telephone conference to review the draft acquisition agreement, the draft stockholder agreements and the transactions provided for in these agreements, including the Offer, the Merger and the tender of shares of MoSys common stock called for by the stockholder agreements. The MoSys board of directors by a unanimous vote: (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of MoSys' stockholders, (ii) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, (iii) declared that the Merger Agreement is advisable, and (iv) resolved to recommend that the MoSys stockholders accept the Offer and tender their shares pursuant to the Offer and, if required, vote to adopt and approve the definitive Merger Agreement. The Board also unanimously determined to waive the application of Section 203 of the Delaware General Corporation Law to the proposed business combination with Synopsys and the application of MoSys' Rights Agreement and to amend the Rights Agreement to exclude those transactions.

        On February 23, 2004, the Merger Agreement was signed and delivered by the parties following the closing of regular trading on the Nasdaq National Market, and the applicable parties also entered into the Stockholder Agreements and the Noncompetition Agreements. Synopsys and MoSys then issued a joint press release announcing the execution of the Merger Agreement. Mr. Tinsley, Dr. Hsu, Mr. Jackson, Mr. Voll and others participated in various telephone conferences regarding the execution of the Merger Agreement and the announcement of the transaction. Mr. Chilton and Dr. Hsu announced the transaction at MoSys' corporate headquarters to MoSys' employees. Dr. Hsu traveled to Synopsys' offices to prepare for and participate in various telephone calls and meetings with the press and other industry representatives.

        On March 22, 2004, the Purchaser commenced the Offer, and issued a press release announcing that the Purchaser made the All-Cash Election and the commencement of the Offer.

12.   Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements

Purpose of the Offer and the Merger

        The purpose of the Offer and the Merger is to enable Synopsys to acquire the entire equity interest in, and thus control of, MoSys. The Offer, as the first step in the acquisition of MoSys, is intended to facilitate the acquisition of all of the outstanding shares of MoSys common stock or, if less than all of the outstanding shares of MoSys common stock are tendered and not properly withdrawn on or prior to the Expiration Date of the Offer, such lesser number of shares of MoSys common stock, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger, as the second step in the acquisition of MoSys, is for Synopsys to acquire any and all outstanding shares of MoSys common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

        If the Merger is completed, Synopsys' common equity interest in MoSys would increase to 100% and Synopsys would be entitled to all benefits resulting from that interest. These benefits include complete control of management with regard to the future conduct of MoSys' business and any increase in its value. Similarly, Synopsys also will bear the risk of any losses incurred in the operation of MoSys and any decrease in its value.

        Stockholders of MoSys who tender their shares of MoSys common stock and have them accepted for payment in the Offer will cease to have any equity interest in MoSys and will not participate in its earnings or any future growth. If the Merger is completed, the stockholders who have not had their shares of MoSys common stock accepted for payment in the Offer will cease to have an equity interest in MoSys and will not participate in its earnings or any future growth. Similarly, the stockholders of MoSys will not bear the risk of any decrease in the value of MoSys common stock after having their shares of MoSys common stock accepted for payment in the Offer or having their shares of MoSys common stock converted in the Merger.

        The primary benefit of the Offer and the Merger to the stockholders of MoSys is that stockholders have the opportunity to sell all of their shares of MoSys common stock at a price that represents a premium of approximately 93% over the closing price of MoSys shares immediately before the announcement of the Merger Agreement and a premium of approximately 66% over the closing price of MoSys shares on January 23, 2004, a month before the announcement of the Merger Agreement.

Plans for MoSys

        If the Purchaser purchases the shares of MoSys common stock that are tendered in the Offer, Synopsys intends and will have the right to designate representatives to MoSys' board of directors who will constitute at least a majority of the board of directors and each committee of the board of directors and therefore control MoSys. However, if shares of MoSys common stock are purchased pursuant to the Offer, there must be until the completion of the Merger at least two members of MoSys' board of directors who were directors of MoSys on the date of the Merger Agreement (or their successors). If Synopsys' designees constitute a majority of the MoSys board of directors, prior to the completion of the Merger, the affirmative vote of a majority of the directors who were directors of MoSys on the date of the Merger Agreement (or their successors) will be required for the MoSys board of directors to take any of the following actions, to the extent that any such action could reasonably be expected to adversely affect holders of shares of MoSys common stock, other than Synopsys or the Purchaser:

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  amend or terminate the Merger Agreement or the Merger;

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  extend the time for the performance of any of the obligations or other acts of Synopsys or the Purchaser, or waive or assert any of MoSys' rights under the Merger Agreement;

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  amend or waive any term or condition of the Merger Agreement, the Merger or the certificate of incorporation or bylaws of MoSys; or

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  take any other action with respect to the Merger Agreement or the Merger.

        As a consequence of the Merger, MoSys' certificate of incorporation and bylaws will be replaced with those of the Purchaser and Synopsys may further amend those documents thereafter.

        The Merger Agreement provides that the directors and officers of the Purchaser at the completion of the Merger will, from and after the completion of the Merger, be the initial directors and officers, respectively, of MoSys, as the surviving corporation. Synopsys may change the officers or directors of MoSys at any time after the completion of the Merger.

        Synopsys intends to continue to review MoSys' assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to effect such changes as it deems desirable, although, except as disclosed in this Offer to Purchase, Synopsys has no current plans with respect to any such matters.

        Following successful completion of the Offer and the Merger, Synopsys intends to integrate MoSys' operations with those of Synopsys under the direction of Synopsys' management.

The Merger Agreement

Introduction

        The following is a summary of certain material terms of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that has been filed with the SEC by the Purchaser and Synopsys in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 16 (Miscellaneous) of this Offer to Purchase.

        STOCKHOLDERS OF MOSYS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE OFFER AND THE MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE OFFER AND THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

The Offer

        The Merger Agreement provides for the commencement of the Offer by the Purchaser as promptly as reasonably practicable after the date of the Merger Agreement. The obligation of the Purchaser to accept for payment and to pay for shares of MoSys common stock tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Without the prior written consent of MoSys: (1) the Minimum Condition may not be amended or waived, (2) no change may be made to the Offer that changes the form of consideration to be delivered by the Purchaser in the Offer or that decreases the consideration to be paid for each share of MoSys common stock accepted for payment in the Offer, and (3) no change may be made to the Offer that (a) decreases the number of shares of MoSys common stock sought to be purchased by the Purchaser in the Offer, (b) imposes conditions to the Offer in addition to those set forth in the Merger Agreement or (c) except as otherwise provided in the Merger Agreement, extends the Expiration Date of the Offer beyond the initial Expiration Date of the Offer.

        The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on Friday, April 16, 2004, unless the Offer is extended. The Merger Agreement provides that subject to the parties' respective termination rights under the Merger Agreement: (1) if, on any scheduled Expiration Date of the Offer, any condition to the Offer has not been satisfied or waived, the Purchaser may, in its discretion, extend the Offer on one or more occasions for an additional period of up to 20 business days per extension; (2) the Purchaser may, in its discretion, extend the Offer at any time or from time to time for any period required by any rule or regulation of the SEC applicable to the Offer; (3) if, on any scheduled Expiration Date of the Offer, all conditions have been satisfied or waived (or, if not then satisfied or waived, are reasonably believed by the Purchaser to be likely to be satisfied within 15 business days after such Expiration Date) except one or both of the Minimum Condition or the antitrust condition (as described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase), the Purchaser must, if MoSys so requests in writing at least two business days prior to the then-scheduled Expiration Date of the Offer, extend the Offer for a period of up to 20 business days (but not beyond July 31, 2004) and (4) if, on any scheduled Expiration Date of the Offer, the Minimum Condition has been satisfied but the sum of the number of shares of MoSys common stock that have been validly tendered pursuant to the Offer (and not properly withdrawn) plus the number of shares of MoSys common stock owned by Synopsys or the Purchaser is less than 90% of the then-outstanding shares of MoSys common stock, then the Purchaser may, in its discretion, extend the Offer for one additional period of not more than ten business days. In addition, following the initial acceptance for payment of shares of MoSys common stock in the Offer, the Purchaser may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

The Top-Up Option

        The Merger Agreement provides that Synopsys and the Purchaser have an irrevocable option (the "top-up option") to purchase from MoSys, for the same price per share as the price per share paid by the Purchaser for shares of MoSys common stock in the Offer, a number of shares of MoSys common stock (the "top-up option shares") that, when added to the number of shares of MoSys common stock owned by Synopsys or the Purchaser at the time of exercise of the top-up option, constitutes 91% of the number of shares of MoSys common stock that would be outstanding immediately after the issuance of all top-up option shares. The top-up option may be exercised by Synopsys or the Purchaser, in whole or in part, at any time after the acceptance of shares of MoSys common stock for payment pursuant to the Offer, provided that the number of shares of MoSys common stock beneficially owned by Synopsys or the Purchaser immediately prior to the time of exercise of the top-up option constitutes at least 70% of the number of shares of MoSys common stock then outstanding. Synopsys or the Purchaser may elect, in their discretion, to pay the aggregate purchase price payable for the top-up option shares by delivering a promissory note to MoSys in lieu of cash, which would bear interest at a rate of 3% per annum and have a maturity date one year after the execution and delivery of the promissory note.

Appointment of Synopsys' Designees to MoSys' Board of Directors after Acceptance for Payment of Shares Tendered in the Offer

        The Merger Agreement provides that, effective upon the acceptance for payment of shares of MoSys common stock in the Offer, Synopsys will be entitled to designate the number of directors to serve on the board of directors of MoSys, rounded up to the next whole number, equal to the product of (1) the total number of directors on MoSys' board of directors (giving effect to any increase in the size of MoSys' board effected pursuant to these provisions) and (2) a fraction having a numerator equal to the aggregate number of shares of MoSys common stock then beneficially owned by Synopsys or the Purchaser (including all shares of MoSys common stock accepted for payment pursuant to the

Offer), and having a denominator equal to the total number of shares of MoSys common stock then outstanding.

        After the acceptance of shares of MoSys common stock for payment pursuant to the Offer, MoSys must take all actions necessary to cause Synopsys' designees to be elected or appointed to MoSys' board of directors, and MoSys must (to the extent requested by Synopsys) use its best efforts to cause individuals designated by Synopsys to constitute the number of members, rounded up to the next whole number, on (1) each committee of MoSys' board of directors and (2) the board of directors of each subsidiary of MoSys (and each committee thereof) that represents at least the same percentage as individuals designated by Synopsys represent on MoSys' board of directors.

        MoSys must also use its reasonable efforts to ensure that, at all times until the completion of the Merger, at least two of the members of MoSys' board of directors are individuals who were directors of MoSys on February 23, 2004, the date that the Merger Agreement was executed (the "continuing directors"). However, (1) if at any time prior to the completion of the Merger there is only one continuing director serving as a director of MoSys for any reason, then MoSys' board of directors must cause an individual selected by the remaining continuing director to be appointed to serve on MoSys' board of directors (and such individual shall be deemed to be a continuing director for purposes of the Merger Agreement), and (2) if at any time prior to the completion of the Merger no continuing directors remain on MoSys' board of directors, then MoSys' board of directors must appoint two individuals who are not officers, employees or affiliates of MoSys, Synopsys or the Purchaser to serve on MoSys' board of directors (and such individuals shall be deemed to be continuing directors for purposes of the Merger Agreement).

        After the election or appointment of the directors designated by Synopsys to MoSys' board of directors and prior to the completion of the Merger, the approval of a majority of the continuing directors will be required to authorize any of the following actions of MoSys, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of MoSys common stock (other than Synopsys or the Purchaser): (1) any action by MoSys with respect to any amendment or waiver of any term or condition of the Merger Agreement, the Merger or the certificate of incorporation or bylaws of MoSys; (2) any termination of the Merger Agreement or the Merger by MoSys; (3) any extension by MoSys of the time for the performance of any of the obligations or other acts of Synopsys or the Purchaser, or any waiver or assertion of any of MoSys' rights under the Merger Agreement; or (4) any other consent or action by MoSys' board of directors with respect to the Merger Agreement or the Merger.

The Merger

        The Merger Agreement provides that, at the effective time of the Merger, subject to the terms and conditions thereof, the Purchaser will be merged with and into MoSys, and MoSys will continue as the surviving corporation and a wholly owned subsidiary of Synopsys.

What MoSys Stockholders will Receive in the Merger

        The Merger Agreement provides that, at the effective time of the Merger, each outstanding share of MoSys common stock (other than shares held by MoSys, Synopsys or the Purchaser or shares as to which appraisal rights have been perfected) will be converted into the right to receive $13.50 in cash, without interest.

        To the extent that any MoSys stockholder owns shares of MoSys common stock that are unvested, subject to repurchase by MoSys or otherwise subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with MoSys or under which MoSys has rights, then the cash amount payable with respect to such shares of MoSys common stock in the Merger will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

        Following the completion of the Merger, the Depositary will mail to each record holder of MoSys common stock a letter indicating that the Merger has been completed. Record holders of MoSys common stock will also be provided with a Letter of Transmittal and instructions for use, which record holders can use to exchange MoSys common stock certificates for the cash consideration described above. MoSys common stock certificates should not be surrendered for exchange by MoSys stockholders before the completion of the Merger. After the completion of the Merger, transfers of MoSys common stock will not be registered on the stock transfer books of MoSys.

        After the completion of the Merger, all previously outstanding shares of MoSys common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of MoSys common stock will cease to have any rights with respect thereto, except the right to receive the consideration described above.

Appraisal Rights

        MoSys stockholders will not have appraisal rights in connection with the Offer. MoSys stockholders whose shares of MoSys common stock have not been purchased in the Offer will have the right, under Section 262 of the Delaware Law, to demand appraisal of their shares of MoSys common stock in connection with the Merger, regardless of whether the Purchaser acquires 90% of the issued and outstanding shares of MoSys common stock prior to the Merger.

        Pursuant to Section 262 of the Delaware Law, holders of shares of MoSys common stock that are outstanding immediately prior to the completion of the Merger who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware Law may be entitled to receive a judicial determination of the fair value of their shares of MoSys common stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any.

        Perfecting any appraisal rights MoSys stockholders may have can be complicated. The procedural rules are specific and must be followed precisely. The following information is intended as a brief summary of the material provisions of the statutory procedures that must be followed in order to perfect any appraisal rights. MoSys stockholders should review Section 262 of the Delaware Law for the complete statutory procedures. This description is qualified in its entirety by reference to Section 262 of the Delaware Law.

        MoSys stockholders who wish to exercise any appraisal rights they may have must satisfy the provisions of Section 262 of the Delaware Law. Section 262 of the Delaware Law requires, among other things, the following:

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  Make Written Demand. In the event that any MoSys stockholder vote is necessary to complete the Merger, MoSys stockholders must deliver a written demand for appraisal to MoSys before the vote on the Merger Agreement is taken. This written demand for appraisal is separate from any requirement to refrain from voting in favor of, or vote against, approval of the Merger described below. A vote against the Merger alone will not constitute a demand for appraisal. If Synopsys acquires 90% or more of the outstanding MoSys common stock, then a vote of the MoSys stockholders will not be required to effect the Merger. In this case, every MoSys stockholder entitled to appraisal rights will receive a notice of approval of the Merger, and will have to deliver a written demand for appraisal within 20 days after the date that this notice is mailed to be entitled to any appraisal rights. MoSys stockholders who wish to exercise appraisal rights should mail or deliver a written demand to: Monolithic System Technology, Inc., 1020 Stewart Drive, Sunnyvale, CA 94058 Attn: Corporate Secretary. It is important that MoSys receive all written demands for appraisal before any vote concerning the Merger is taken at any special meeting. The written demand for appraisal must specify the MoSys stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of the stockholder's shares.

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  Refrain from Voting. In the event that any MoSys stockholder vote is necessary to complete the Merger, MoSys stockholders who wish to exercise any appraisal rights must vote against or refrain from voting in favor of the adoption of the Merger Agreement. Voting in favor of the adoption of the Merger Agreement or returning a signed proxy and either failing to vote against adoption of the Merger Agreement or failing to note the stockholder's abstention from voting will terminate any appraisal rights, despite having previously filed a written demand for appraisal.

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  Continuously Hold Shares. MoSys stockholders must continuously hold their shares from the date they make a demand for appraisal through the completion of the Merger.

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  Read Written Notice from the Surviving Corporation. If the Merger is completed within ten days thereafter, MoSys as the surviving corporation must give written notice that the Merger has become effective to each MoSys stockholder who has fully complied with the requirements of Section 262 of the Delaware Law.

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  File Petition with the Chancery Court. Within 120 days after the completion of the Merger, either MoSys (as the surviving corporation) or any MoSys stockholder who has complied with the conditions of Section 262 of the Delaware Law may file a petition in the Delaware Court of Chancery. This petition should request that the Court of Chancery determine the value of the shares held by all of the MoSys stockholders who are entitled to appraisal rights. Synopsys does not intend at this time to cause MoSys to file this petition. Because MoSys (as the surviving corporation) has no obligation to file this petition, if this petition is not filed by a MoSys stockholder within 120 days after the completion of the Merger, all rights of appraisal will be lost.

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  Withdraw Demand. If a MoSys stockholder no longer wants appraisal rights, it may withdraw its demand for appraisal rights at any time within 60 days after the completion of the Merger, or thereafter with the consent of MoSys (as the surviving corporation). If such demand is effectively withdrawn, the MoSys stockholder who made such a withdrawal will receive the Offer Price of $13.50 per share provided pursuant to the terms of the Merger Agreement.

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  Request Appraisal Rights Statement. If a MoSys stockholder has complied with the conditions of Section 262 of the Delaware Law, it is entitled to receive a statement from the surviving corporation setting forth the number of shares that have demanded appraisal rights and the number of MoSys stockholders who own those shares. In order to receive this statement, the MoSys stockholder must send a written request to the surviving corporation within 120 days after the completion of the Merger.

        Shares of MoSys common stock held by stockholders who fail to perfect, or otherwise withdraw or lose, their rights to appraisal under Section 262 of the Delaware Law will be converted into the right to receive the same price per share paid for shares of MoSys common stock in the Offer, without interest thereon.

Possible Short-Form Merger

        Section 253 of the Delaware Law will permit the Merger to occur without a vote of MoSys stockholders if the Purchaser were to acquire ownership of at least 90% of the outstanding shares of MoSys common stock in the Offer or otherwise (including as a result of purchases by the Purchaser during any subsequent offering period or upon exercise of the top-up option). If, however, the Purchaser does not acquire ownership of at least 90% of the outstanding shares of MoSys common stock, and a vote of MoSys' stockholders is required under the Delaware Law, a longer period of time will be required to complete the Merger. Synopsys has agreed in the Merger Agreement to complete the Merger as promptly as practicable, and to complete the Merger as a short-form merger (which does not require the approval of MoSys stockholders) if the Purchaser obtains ownership of at least 90% of the outstanding shares of MoSys common stock in the Offer or otherwise.

Treatment of MoSys Stock Options and Employee Stock Purchase Plan

        The Merger Agreement provides that, at the effective time of the Merger, each option to purchase shares of MoSys common stock that is outstanding and unexercised immediately prior to the effective time of the Merger will be assumed by Synopsys and converted into an option to acquire shares of Synopsys common stock in accordance with the terms of the stock option plan under which such option was issued and the terms of the stock option agreement by which such option is evidenced. However, no option granted under MoSys' 1996 Stock Plan will be assumed by Synopsys unless the consent of the holder of such option is obtained prior to the effective time of the Merger. If the consent of a holder of an option granted under MoSys' 1996 Stock Plan is not obtained, such option will not be assumed by Synopsys, will not be accelerated and will terminate at the effective time of the Merger in accordance with the terms of MoSys' 1996 Stock Plan. Each option assumed by Synopsys will be exercisable for that number of shares of Synopsys common stock equal to the product obtained by multiplying the number of shares of MoSys common stock that were subject to such option immediately prior to the effective time of the Merger by the conversion ratio (as defined below), rounded down to the nearest whole share. The per-share exercise price under each option assumed by Synopsys will be determined by dividing the per-share exercise price under such option, as in effect immediately prior to the effective time of the Merger, by the conversion ratio and rounding up to the nearest whole cent. Any restriction on the exercise of any option assumed by Synopsys will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such option will otherwise remain unchanged. The conversion ratio is equal to $13.50 divided by the average of the closing trading prices for Synopsys common stock as reported on the Nasdaq National Market for the five trading day period ending immediately prior to (and excluding) the trading day immediately prior to the acceptance for payment of shares of MoSys common stock in the Offer. Notwithstanding the foregoing, in lieu of assuming an outstanding option in accordance with the Merger Agreement, Synopsys may, at its election, cause such outstanding option to be replaced by issuing a reasonably equivalent replacement stock option in substitution therefor.

        The Merger Agreement provides that, upon the completion of the Merger, MoSys' 2000 Employee Stock Purchase Plan (the "ESPP") will be terminated. The rights of participants in the ESPP with respect to any offering period then underway will be determined by treating the last business day prior to the effective time of the Merger as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the effective time of the Merger, MoSys must take all actions that are necessary to give effect to the transactions contemplated by the Merger Agreement with respect to MoSys stock options and the ESPP.

Representations and Warranties

        MoSys made representations and warranties with respect to itself and, as applicable, its subsidiaries to Synopsys and the Purchaser in the Merger Agreement, relating to, among other things:

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  due organization, ownership of equity securities in other entities and qualification to do business as a foreign corporation;

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  certificate of incorporation and bylaws;

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  capitalization;

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  SEC filings and financial statements;

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  the absence of certain changes since December 31, 2003;

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  title to assets;

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  receivables and inventories;

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  real property and leaseholds;

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  intellectual property;

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  material contracts;

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  the sale of products and performance of services;

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  liabilities;

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  compliance with legal requirements;

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  certain business practices;

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  governmental authorizations and regulatory matters;

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  tax matters;

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  employee and labor matters and benefit plans;

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  environmental matters;

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  insurance policies;

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  transactions with affiliates;

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  legal proceedings and orders;

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  its authority to enter into, and the enforceability of, the Merger Agreement;

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  the inapplicability of certain anti-takeover statutes;

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  the absence of discussions relating to any acquisition proposal;

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  the intent of its directors and executive officers to tender their shares of MoSys common stock in the Offer and the vote required to adopt the Merger Agreement, approve the Merger and complete the transactions contemplated by the Merger Agreement;

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  non-contravention of laws and agreements, and absence of needed consents;

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  the fairness opinion received by its board of directors;

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  the financial advisory fees payable by it;

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  MoSys' Rights Agreement; and

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  the absence of false or misleading information with respect to the Merger Agreement and associated disclosure schedules and certificates and with respect to the Schedule TO, the Offer to Purchase and related offering documents.

        Each of Synopsys and, as applicable, the Purchaser made representations and warranties to MoSys in the Merger Agreement, including representations relating to:

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  its valid existence;

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  the absence of any legal proceedings against it challenging the Offer or the Merger;

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  its authority to enter into and the enforceability of the Merger Agreement;

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  non-contravention of laws and agreements, and absence of needed consents;

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  the absence of false or misleading information with respect to information provided to MoSys stockholders; and

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  the sufficiency of the funds held by it to complete the transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger

        The Merger Agreement provides that prior to completion of the Merger or the termination of the Merger Agreement, MoSys must:

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  provide Synopsys with access to its business, records and senior officers, subject to any legal requirements;

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  ensure that each of MoSys and its subsidiaries conducts its business and operations in the ordinary course and in accordance with past practices, and in compliance with all applicable legal requirements and the requirements of all material contracts;

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  use reasonable efforts to ensure that each of MoSys and its subsidiaries preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with MoSys or its subsidiaries;

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  keep in full force all of its insurance policies (or reasonably equivalent policies);

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  cause to be provided all notices, assurances and support required by any contract of MoSys or its subsidiaries relating to any intellectual property used by MoSys or its subsidiaries in order to ensure that no condition under such contract occurs that could reasonably be expected to result in, or could reasonably be expected to increase the likelihood of, any transfer or disclosure by MoSys or its subsidiaries of any material source code relating to any intellectual property used by MoSys or its subsidiaries, or a release from any escrow of any material source code relating to any intellectual property used by MoSys or its subsidiaries that has been deposited or is required to be deposited in escrow under the terms of such contract; and

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  promptly notify Synopsys of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and any legal proceeding commenced, or, to MoSys' knowledge, threatened against, relating to or involving or otherwise affecting MoSys or any of its subsidiaries that relates to the completion of the transactions contemplated by the Merger Agreement.

        The Merger Agreement further provides that prior to the earlier of the completion of the Merger or the termination of the Merger Agreement, without the prior written consent of Synopsys, subject to applicable law, MoSys must not, and must not permit any of its subsidiaries to, take any of the following actions:

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  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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  sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security or any instrument convertible into or exchangeable for any capital stock or other security, except that MoSys may issue shares of MoSys common stock upon the exercise of outstanding options and pursuant to the ESPP, and, in the ordinary course of business, grant to its employees options (having an exercise price equal to the fair market value of the MoSys common stock at the time of the grant) under its stock option plans after May 15, 2004;

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  amend or waive any of its rights under, or accelerate the vesting under, or otherwise modify, any provision of any of MoSys' stock option plans or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement;

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  amend, terminate or grant any waiver under MoSys' Rights Agreement;

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  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, consolidation of shares or similar transaction;

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  form any subsidiary or acquire any equity or other interest in any other entity;

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  make any capital expenditure outside of the ordinary course of business;

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  other than in the ordinary course of business, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

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  acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets acquired, leased, licensed or disposed of by MoSys in the ordinary course of business), or waive or relinquish any material right;

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  other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

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  make any pledge of any of its assets or permit any of its material assets to become subject to any encumbrances;

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  lend money to any person, or incur or guarantee any indebtedness (except in the ordinary course of business);

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  establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for routine, reasonable salary increases, and additional customary bonus payments and profit sharing payments consistent with past practices);

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  hire any employee with an annual base salary in excess of $70,000, or promote any employee except in order to fill a position vacated after the date of the Merger Agreement;

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  make any change in any of its personnel policies or related business policies in any material respect, or any of its methods of accounting or accounting practices in any respect;

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  make any tax election;

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  commence or settle any legal proceeding, other than with respect to routine collections matters initiated in the ordinary course of business; or

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  enter into any material transaction or take any other material action outside the ordinary course of business.

        MoSys is further required to advise Synopsys of any fact or circumstance that would cause a material breach of any MoSys representation or warranty, the existence of any material breach of any MoSys covenant, prevent the conditions to the Offer from being met or result in a material adverse effect on MoSys.

Prohibition on Solicitation of Alternative Transactions

        The Merger Agreement provides that MoSys must immediately terminate any discussions with any other person relating to any of the following types of transactions (acquisition transactions):

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  any merger, consolidation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction (1) in which MoSys or any of its subsidiaries is a constituent corporation, (2) in which a person or "group" (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of MoSys or any of its subsidiaries, or (3) in which MoSys or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of MoSys or any of its subsidiaries;

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  any sale, lease, exchange, transfer, license, acquisition or disposition by MoSys or any of its subsidiaries of any material business or material assets (other than the license of material assets in the ordinary course of business); or

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  any liquidation or dissolution of MoSys or any of its subsidiaries.

        The Merger Agreement further provides that MoSys must not directly or indirectly solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any proposal relating to any acquisition transaction or approve, endorse or recommend any acquisition transaction, or furnish any information regarding or engage in discussions or negotiations with any person with respect to any acquisition transaction.

        However, prior to the completion of the Offer, MoSys is not prohibited from furnishing nonpublic information regarding MoSys or its subsidiaries to, or entering into discussions with, any person in response to a superior offer (as defined below) that is submitted to MoSys if (1) the board of directors of MoSys determines in good faith, after having taken into account the advice of MoSys' outside legal counsel, that such action is required in order for the board of directors of MoSys to comply with its fiduciary obligations to MoSys' stockholders under applicable law, (2) MoSys gives Synopsys written notice of the identity of such person and of MoSys' intention to furnish nonpublic information to, or enter into discussions with, such person, and MoSys receives from such person an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person no less favorable to MoSys than the provisions of the confidentiality agreement entered into between Synopsys and MoSys, and (3) MoSys furnishes such nonpublic information to Synopsys. A superior offer means an unsolicited, bona fide written offer, made by a third party to purchase all or substantially all of the outstanding shares of MoSys common stock on terms that the board of directors of MoSys determines, in its good faith judgment, after taking into account the advice of an independent financial advisor, to be more favorable to MoSys' stockholders than the terms of the Offer or the Merger, provided that an offer cannot be a superior offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

        The Merger Agreement also requires that MoSys promptly advise Synopsys of any proposal received by MoSys with respect to any acquisition transaction, and must keep Synopsys reasonably informed with respect to the status of any such proposal (including information with respect to the terms and status of any competing proposal and the identity of the offeror).

MoSys Stockholders' Meeting

        The Merger Agreement provides that, if the adoption of the Merger Agreement by MoSys' stockholders is required by law in order to complete the Merger, MoSys will take all action necessary under all applicable legal requirements to hold a meeting of the holders of MoSys common stock to vote on the adoption of the Merger Agreement, prepare and file with the SEC a proxy or information statement relating to such meeting, and to cause the proxy or information statement to be mailed to MoSys' stockholders. Synopsys has also agreed to cause all shares of MoSys common stock owned by Synopsys or any subsidiary of Synopsys to be voted in favor of the adoption of the Merger Agreement at the MoSys stockholder meeting.

        If the Purchaser owns at least 90% of the outstanding shares of MoSys common stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting.

Recommendation of MoSys' Board of Directors

        The board of directors of MoSys has unanimously recommended that the stockholders of MoSys accept the Offer, tender their shares of MoSys common stock pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. The Merger Agreement provides that, except as provided below, the board of directors of MoSys may not withdraw or modify, in a manner adverse to Synopsys, this board recommendation (the "MoSys board recommendation").

        Notwithstanding the foregoing, the MoSys board recommendation may be withdrawn or modified in a manner adverse to Synopsys prior to the acceptance for payment of shares of MoSys common stock in the Offer if (1) an unsolicited, bona fide written offer by a third party to purchase (whether by tender offer, merger, business combination or similar transaction) all of the outstanding shares of MoSys common stock is made to MoSys and is not properly withdrawn, (2) the board of directors of MoSys determines in good faith, after taking into account the advice of an independent financial advisor, that such offer constitutes a superior offer, and (3) the board of directors of MoSys determines in good faith, after having taken into account the advice of legal counsel, that the withdrawal or modification of the MoSys board recommendation is required to comply with the board's fiduciary obligations to MoSys' stockholders under applicable legal requirements.

Directors' and Officers' Indemnification and Insurance

        The Merger Agreement provides for the continuation, for the six year period following the completion of the Merger, of all rights to indemnification by MoSys existing in favor of the directors and officers of MoSys as of the date of the Merger Agreement for their acts and omissions as directors and officers occurring prior to the completion of the Merger, as provided in MoSys' bylaws and in individual indemnification agreements with MoSys. The Merger Agreement further provides that for a period of six years following the completion of the Merger, MoSys (as the surviving corporation in the Merger) must maintain the existing policy of directors' and officers' liability insurance maintained by MoSys with respect to the acts and omissions of MoSys' directors and officers occurring prior to the completion of the Merger to the extent that directors' and officers' liability insurance coverage is available on commercially reasonable terms. Notwithstanding the foregoing, MoSys (as the surviving corporation in the Merger) may substitute for this Directors' and Officers' ("D&O") policy a policy of comparable coverage, and will not be required to pay annual premiums for the this D&O policy in excess of the lesser of $1,000,000 or an amount equal to 125% of the annual premium paid in 2003 for the current D&O policy of MoSys.

Employee Benefits

        Pursuant to the Merger Agreement, Synopsys has agreed that all employees of MoSys or its subsidiaries who continue employment with Synopsys or MoSys (as the surviving corporation in the Merger) will, subject to any necessary transition period and subject to any applicable plan provisions or legal requirements, be eligible to participate in Synopsys' health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Synopsys, and for purposes of determining eligibility to participate in such plans, these employees will receive credit under such plans for their years of service prior to the completion of the Merger. Synopsys has also agreed to use reasonable efforts to cause to be waived any pre-existing condition limitations and eligibility waiting periods under any group health plan of Synopsys with respect to these employees, and to cause each of these employees to be given credit toward applicable deductibles and annual out-of-pocket limits under any group health plan of Synopsys for all amounts paid under any similar group health plan of MoSys for the plan year that includes the date of the completion of the Merger.

Other Covenants

        The Merger Agreement provides that Synopsys and MoSys must use reasonable efforts to take all actions necessary to complete the Offer and the Merger and make effective the other transactions contemplated by the Merger Agreement and the Stockholder Agreements, including (1) making all necessary filings and giving all necessary notices required in connection with the Offer and the Merger, (2) using reasonable efforts to cause to be obtained each consent required to be obtained in connection with the Offer and the Merger, and (3) using reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. However, neither Synopsys nor the Purchaser is obligated (a) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, (b) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, (c) to license or otherwise make available to any person any technology, software or other intellectual property rights, (d) to hold separate or cause any of its subsidiaries to hold separate any assets or operations, (e) to make or cause any of its subsidiaries to make any commitment regarding its future operations or the future operations of MoSys or any of its subsidiaries, or (f) to contest any legal proceeding commenced by any governmental body relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or any of the Stockholder Agreements if Synopsys determines in good faith that the costs and other consequences of contesting such proceeding would make contesting such proceeding inadvisable.

Conditions to Completion of the Merger

        The Merger Agreement provides that the respective obligations of Synopsys and the Purchaser, on the one hand, and MoSys, on the other hand, to complete the Merger are subject to (a) the acceptance for payment of shares of MoSys common stock in the Offer, (b) no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger having been issued by any court of competent jurisdiction and remaining in effect, and (c) no legal requirement having been enacted or deemed applicable to the Merger that makes the completion of the Merger illegal.

Termination of the Merger Agreement

        The Merger Agreement provides that it may be terminated as follows:

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  by the mutual written consent of Synopsys and MoSys at any time prior to the completion of the Merger;

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  by either Synopsys or MoSys at any time prior to the completion of the Merger if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order, decree or ruling, or taken any other action or a legislative enactment occurs, which has the effect of enjoining, making illegal or otherwise prohibiting the completion of the Offer or the Merger;

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  by either Synopsys or MoSys at any time prior to the acceptance for payment of shares of MoSys common stock in the Offer if the Offer has expired without the Purchaser accepting shares of MoSys common stock for payment, except that a party cannot terminate the Merger Agreement under this provision if (1) the Purchaser's failure to accept shares of MoSys common stock for payment in the Offer is attributable to the failure of a condition to the Offer to be satisfied, and (2) the failure of such condition to be satisfied is attributable to a failure by the terminating party to perform in any material respect any covenant in the Merger Agreement required to be performed by such party on or prior to the acceptance for payment of shares of MoSys common stock in the Offer (the "expiration termination right");

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  by either Synopsys or MoSys after July 31, 2004 and prior to the acceptance for payment of shares of MoSys common stock in the Offer if the Offer has expired without the Purchaser accepting shares of MoSys common stock for payment on or prior to July 31, 2004, except that a party cannot terminate the Merger Agreement if (1) the failure of the Offer to be completed on or prior to July 31, 2004 is attributable to the failure of a condition to the Offer to be satisfied, and (2) the failure of such condition to be satisfied is attributable to a failure on the part of such party to perform in any material respect any covenant in the Merger Agreement required to be performed by such party on or prior to the acceptance for payment of shares of MoSys common stock in the Offer (the "end-date termination right");

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  by Synopsys at any time prior to the acceptance for payment of shares of MoSys common stock in the Offer if a triggering event (as defined below) shall have occurred (the "triggering event termination right");

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  by MoSys at any time prior to the acceptance for payment of shares of MoSys common stock in the Offer, in order to accept a superior offer and enter into an alternative acquisition agreement relating to such superior offer, if (1) such superior offer has not resulted from any breach of any of the nonsolicitation provisions of the Merger Agreement in any material respect, (2) the board of directors of MoSys has authorized MoSys to enter into an alternative acquisition agreement with a party making a superior offer, (3) MoSys has delivered to Synopsys a written notice that MoSys will enter into the alternative acquisition agreement immediately upon termination of the Merger Agreement, (4) a period of at least five business days has elapsed since the receipt by Synopsys of such notice, and MoSys has made its representatives fully available during such period for the purpose of engaging in negotiations with Synopsys regarding a possible amendment of the Offer or a possible alternative transaction, (5) any written proposal by Synopsys to amend the Offer or enter into an alternative transaction has been considered by the board of directors of MoSys in good faith, and MoSys' board of directors has determined in good faith (after having taken into account the advice of legal counsel and the advice of an independent financial advisor) that the terms of the proposed amended offer (or other alternative transaction) are not as favorable to MoSys' stockholders, from a financial point of view, as the terms of the transaction contemplated by the alternative acquisition agreement, and (6) MoSys has paid to Synopsys the fee required to be paid to Synopsys in connection with such termination (the "superior offer termination right");

  •
  by Synopsys at any time prior to the acceptance for payment of shares of MoSys common stock in the Offer if: (1) any of MoSys' representations and warranties contained in the Merger Agreement are inaccurate as of the date of the Merger Agreement or have become inaccurate subsequent to the date of the Merger Agreement, in either case such that the MoSys representation and warranty condition (as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) would not be satisfied (except that, for purposes of determining the accuracy of such representations and warranties, all "material adverse effect" qualifications and other materiality qualifications will be disregarded); or (2) any of MoSys' covenants contained in the Merger Agreement have been breached such that the MoSys covenant condition (as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) would not be satisfied, except that (a) if an inaccuracy in any of MoSys' representations and warranties subsequent to the date of the Merger Agreement or a breach of a covenant by MoSys is curable by MoSys within 15 days after the occurrence of such inaccuracy or breach and MoSys is exercising reasonable efforts to cure such inaccuracy or breach, then Synopsys may not terminate the Merger Agreement on account of such inaccuracy or breach (i) during the 15-day period commencing on the date on which MoSys receives notice of such inaccuracy or breach or (ii) after such 15-day period if such inaccuracy or breach has been cured in a manner that does not result in a breach of any covenant of MoSys, and (b) Synopsys cannot terminate the Merger Agreement under this provision unless Synopsys has paid any fee required to be paid by Synopsys to MoSys in connection with such termination (the "MoSys representation/covenant termination right");

  •
  by MoSys at any time prior to the acceptance for payment of shares of MoSys common stock in the Offer if (1) Synopsys' representations and warranties contained in the Merger Agreement are materially inaccurate as of the date of the Merger Agreement, or have become materially inaccurate subsequent to the date of the Merger Agreement and such inaccuracy has a material adverse effect on Synopsys' or the Purchaser's ability to purchase and pay for shares of MoSys common stock tendered in the Offer or on MoSys' ability to satisfy the conditions to the Offer or (2) Synopsys has committed a material breach of its covenants contained in the Merger Agreement and such breach has a material adverse effect on Synopsys' or the Purchaser's ability to purchase and pay for the shares of MoSys common stock tendered in the Offer or on MoSys' ability to satisfy the conditions to the Offer, except that if an inaccuracy in any of Synopsys' representations and warranties or a breach of a covenant by Synopsys is curable by Synopsys within 15 days after the date of the occurrence of such inaccuracy or breach and Synopsys is exercising reasonable efforts to cure such inaccuracy or breach, then MoSys may not terminate the Merger Agreement on account of such inaccuracy or breach (a) during the 15-day period commencing on the date on which Synopsys receives notice of such inaccuracy or breach or (b) after such 15-day period if such inaccuracy or breach shall have been cured in a manner that does not result in a breach of any covenant of Synopsys; or

  •
  by Synopsys at any time prior to the acceptance for payment of shares of MoSys common stock in the Offer if a company material adverse effect (as defined below) has occurred or any event has occurred or circumstance has arisen that could reasonably be expected to have a company material adverse effect, except that Synopsys cannot terminate the Merger Agreement under this provision unless Synopsys has paid any fee required to be paid by Synopsys to MoSys in connection with such termination (the "material adverse effect termination right").

        A "triggering event" shall be deemed to have occurred if: (1) the board of directors of MoSys shall have failed to make the MoSys board recommendation, or shall have withdrawn the MoSys board recommendation or modified the MoSys board recommendation in a manner adverse to Synopsys, or shall have taken any other action that is reasonably determined by Synopsys to indicate clearly that the board of directors of MoSys does not unanimously support the Offer or the Merger or does not unanimously believe that the Offer and the Merger are in the best interests of MoSys' stockholders; (2) MoSys shall have failed to include in MoSys' Solicitation/Recommendation Statement on Schedule 14D-9 the MoSys board recommendation or a statement to the effect that the board of directors of MoSys has determined and believes that the Offer and the Merger are in the best interests of MoSys' stockholders; (3) following the disclosure or announcement of any third party acquisition proposal, the MoSys board of directors fails to reaffirm publicly the MoSys board recommendation, or fails to reaffirm publicly its determination that the Offer and the Merger are in the best interests of MoSys' stockholders, upon the request of Synopsys; (4) the MoSys board of directors shall have approved, endorsed or recommended any third party acquisition proposal; (5) MoSys shall have executed and delivered any letter of intent, memorandum of understanding or similar document or contract relating to any third party acquisition proposal; (6) a tender or exchange offer relating to securities of MoSys shall have been commenced and MoSys shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that MoSys recommends rejection of such tender or exchange offer; (7) a third party acquisition proposal is publicly announced, and MoSys fails to issue a press release announcing its opposition to such third party acquisition proposal upon the request of Synopsys; (8) MoSys or any representative of MoSys shall have breached any of the non-solicitation provisions of the Merger Agreement in any material respect; or (9) any stockholder of MoSys who has executed and delivered a Stockholder Agreement shall have materially breached such Stockholder Agreement.

        The term "company material adverse effect" shall mean any effect, change, event or circumstance that is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on, (1) the business, condition (financial or otherwise), assets (including intellectual property) or results of operations of MoSys and its subsidiaries, taken as a whole, (2) the ability of MoSys to complete the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement, (3) the ability of Synopsys or the Purchaser (a) to complete the Offer, (b) to complete the Merger or any of the other transactions contemplated by the Merger Agreement and the Stockholder Agreements, or (c) to enforce any of its rights or to perform any of its covenants under the Merger Agreement or the Stockholder Agreements, or (4) Synopsys' ability to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any shares of the stock of the Purchaser or (following the completion of the Merger) MoSys. However, a particular effect, change, event or circumstance shall not, in and of itself, be deemed to constitute a company material adverse effect: (i) if such effect, change, event or circumstance resulted directly from general economic or industry conditions that do not affect MoSys and its subsidiaries in a disproportionate manner; (ii) if such effect, change, event or circumstance resulted directly and exclusively from the resignation of employees of MoSys (other than Dr. Fu-Chieh Hsu, Dr. Wingyu Leung and engineers employed by MoSys and its subsidiaries as of the date of the Merger Agreement) and MoSys conclusively proves that such resignation would not have occurred if the Offer had never been announced and that such resignation would not have occurred if the Offer were being made by a person unaffiliated with Synopsys; or (iii) if such effect, change, event or circumstance resulted directly and exclusively from the termination by any customer of its relationship with MoSys or any of its subsidiaries and MoSys conclusively proves that such termination would not have occurred if the Offer had never been announced and that such termination would not have occurred if the Offer were being made by a person unaffiliated with Synopsys.

Termination Fees

        The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such expenses, whether or not the Offer or the Merger is completed. However, if (1) the Merger Agreement is terminated by Synopsys pursuant to the expiration termination right or the end-date termination right (each as defined above under the caption "Termination of the Merger Agreement"), (2) immediately prior to the termination of the Merger Agreement the Minimum Condition has not been satisfied, and (3) all other conditions to the Offer are then satisfied, then, within five business days after receiving appropriate documentation therefor, Synopsys must make a nonrefundable cash payment to MoSys in an amount equal to the lesser of (a) the aggregate amount of all reasonable and documented out-of-pocket fees and expenses actually paid by MoSys to its legal and financial advisors and accountants for services provided by them related to the transactions contemplated by the Merger Agreement or (b) $750,000.

        The Merger Agreement further provides that if (1) the Merger Agreement is terminated by Synopsys or MoSys pursuant to the expiration termination right or the end-date termination right (each as defined above under the caption "Termination of the Merger Agreement"), (2) at or prior to the time of the termination of the Merger Agreement the commencement, submission or making of an alternative acquisition proposal has been disclosed or announced, (3) immediately prior to the termination of the Merger Agreement the Minimum Condition has not been satisfied, and (4) within one year after the termination of the Merger Agreement, an alternative acquisition transaction is completed or a definitive agreement contemplating an alternative acquisition transaction is executed, then MoSys must pay to Synopsys a nonrefundable fee in the amount of $10 million.

        The Merger Agreement also provides that if the Merger Agreement is terminated by Synopsys pursuant to the triggering event termination right (as defined above under the caption "Termination of the Merger Agreement") or by MoSys pursuant to the superior offer termination right (as defined above under the caption "Termination of the Merger Agreement"), then MoSys must pay to Synopsys a nonrefundable fee in the amount of $10 million.

        The Merger Agreement provides that, if Synopsys wishes to terminate the Merger Agreement and (1) determines in good faith that it may terminate the Merger Agreement pursuant to the MoSys representation/covenant termination right (as defined above under the caption "Termination of the Merger Agreement"), (2) determines in good faith that it may terminate the Merger Agreement pursuant to the material adverse effect termination right (as defined above under the caption "Termination of the Merger Agreement"), or (3) determines in good faith (a) that Synopsys was entitled not to accept shares of MoSys common stock for payment pursuant to the Offer, (b) that, as of the Expiration Date of the Offer, all conditions to the Offer were satisfied or had been waived except for the MoSys representation and warranty condition and the material adverse effect condition (each as defined in Section 13 (Certain Conditions to the Offer)), and (c) that Synopsys may validly terminate the Merger Agreement pursuant to the expiration termination right or the end-date termination right (each as defined above under the caption "Termination of the Merger Agreement"), then (i) Synopsys must deliver to MoSys a notice of termination specifying that Synopsys has made the good faith determination described above and (ii) Synopsys must pay to MoSys a nonrefundable fee in the amount of $10 million. Following any payment by Synopsys of such fee, no party to the Merger Agreement will have any liability of any nature to any other party to the Merger Agreement under or relating to the Merger Agreement.

The Stockholder Agreements

        In order to induce Synopsys and the Purchaser to enter into the Merger Agreement, each of Dr. Wingyu Leung, Dr. Fu-Chieh Hsu, Carl Berg and the 1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee has entered into a Stockholder Agreement with Synopsys and the Purchaser.

        The following description is a summary of certain provisions of the Stockholder Agreements. The following summary does not purport to be a complete description of the terms of the Stockholder Agreements and is qualified in its entirety by reference to the form of Stockholder Agreement, a copy of which has been filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO that has been filed with the SEC by the Purchaser and Synopsys in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The form of Stockholder Agreement may be examined, and copies obtained, by following the procedures described in Section 16 (Miscellaneous) of this Offer to Purchase.

        Pursuant to the terms of the Stockholder Agreements, each stockholder who entered into a Stockholder Agreement has agreed to:

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  tender (and not withdraw) all of the shares of MoSys common stock beneficially owned by such stockholder in the Offer;

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  vote, if required, in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the transactions contemplated therein;

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  vote, if required, against any action or agreement that would result in a breach of any representation, warranty or covenant of MoSys in the Merger Agreement; and

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  vote, if required, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any other extraordinary corporate transaction or agreement; (2) any sale, lease, sublease, license, sublicense or transfer of a substantial portion of the rights or other assets of MoSys or any of its subsidiaries; (3) any reorganization, recapitalization, dissolution or liquidation of MoSys or any of its subsidiaries; (4) any amendment of MoSys' certificate of incorporation or bylaws; (5) any change in a majority of the board of directors of MoSys; (6) any material change in the capitalization of MoSys or its corporate structure; and (7) any other action that is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or the Stockholder Agreements.

        Under the terms of the Stockholder Agreements, each stockholder who entered into a Stockholder Agreement has also agreed to restrictions on the transferability of its shares and the transferability of certain voting rights, and a restriction against soliciting acquisition proposals from third parties or entering into any agreements with third parties concerning acquisition proposals. Each stockholder who entered into a Stockholder Agreement has also agreed to grant Synopsys an irrevocable proxy with respect to its shares for the purpose of voting those shares as described above. Each Stockholder Agreement automatically terminates upon completion of the Merger, upon any amendment to the Merger Agreement that decreases the per-share merger consideration or upon termination of the Merger Agreement in accordance with its terms. Each Stockholder Agreement also contains customary representations and warranties.

        As of March 15, 2004, the stockholders who entered into Stockholder Agreements held in the aggregate 8,765,506 shares of MoSys common stock (excluding shares issuable upon the exercise of stock options held by such stockholders), which represented approximately 28.3% of the outstanding shares of MoSys common stock as of that date.

The Noncompetition Agreements

        In order to induce Synopsys and the Purchaser to enter into the Merger Agreement, each of Dr. Fu-Chieh Hsu and Dr. Wingyu Leung has entered into a Noncompetition Agreement (the "Noncompetition Agreement") in favor of Synopsys, the Purchaser and MoSys.

        The following description is a summary of certain provisions of the Noncompetition Agreements. The following summary does not purport to be a complete description of the terms of the Noncompetition Agreements and is qualified in its entirety by reference to the form of Noncompetition Agreement, a copy of which has been filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO that has been filed with the SEC by the Purchaser and Synopsys in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The form of Noncompetition Agreement may be examined, and copies obtained, by following the procedures described in Section 16 (Miscellaneous) of this Offer to Purchase.

        Pursuant to the terms of the Noncompetition Agreements, each of Dr. Fu-Chieh Hsu and Dr. Wingyu Leung has agreed for a period of two years from the first date on which the Purchaser accepts for payment any shares of common stock of MoSys in the Offer:

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  not to engage, directly or indirectly, in competition with MoSys or Synopsys or their subsidiaries in any territory worldwide;

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  not to be or become an officer, director, stockholder, owner, co-owner, affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, any entity that engages directly or indirectly in competition with MoSys or Synopsys or their subsidiaries in any territory worldwide;

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  not to be or otherwise become associated with or acquire or hold any direct or indirect interest in any entity that engages directly or indirectly in competition with MoSys or Synopsys or their subsidiaries in any territory worldwide (subject to customary allowable holdings and interests);

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  not to, and not to allow any of its affiliates to encourage, induce or solicit any individual who is or was an employee of MoSys or Synopsys and its subsidiaries, on the date of the Noncompetition Agreement or during the 180-day period preceding it, and remains or becomes an employee of MoSys or Synopsys and its subsidiaries, on the date of the Noncompetition Agreement or at any time during the two year period following the acceptance for payment of shares of MoSys common stock by the Purchaser in the Offer, to leave his or her employment;

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  to hold all confidential information in strict confidence at all times and not: (1) reveal, report, publish, disclose or transfer any confidential information to any person (other than Synopsys or MoSys); (2) use any confidential information for any purpose except in the course of his employment by Synopsys or MoSys; or (3) use any confidential information for the benefit of any person (other than Synopsys or MoSys); and

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  to indemnify Synopsys, MoSys and the Purchaser and their affiliates and successors for any damages for his breach of a representation or warranty or failure to abide by the terms of the Noncompetition Agreement.

        Each Noncompetition Agreement also contains customary representations and warranties.

13.   Certain Conditions to the Offer

        The following is a summary of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that has been filed with the SEC by the Purchaser and Synopsys in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The

Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning MoSys) of this Offer to Purchase.

        The Merger Agreement provides that the Purchaser may terminate the Offer on any scheduled Expiration Date of the Offer, and is not required to accept for payment or pay for any tendered shares of MoSys common stock, if the Minimum Condition has not been satisfied by midnight, New York City time, on the Expiration Date of the Offer or any of the following conditions shall not have been satisfied:

  •
  the waiting period applicable to the Offer under the HSR Act or any foreign antitrust or competition-related legal requirement shall have expired or been terminated, and any consent or approval required under any applicable foreign antitrust or competition-related legal requirement in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect (the "antitrust condition");

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  each of the representations and warranties of MoSys contained in the Merger Agreement with respect to capitalization, authority, the binding nature of the Merger Agreement, the inapplicability of takeover statutes and the MoSys Rights Agreement shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects as of the Expiration Date of the Offer as if made on and as of such Expiration Date, and each of the other representations and warranties of MoSys contained in the Merger Agreement shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects as of the Expiration Date of the Offer as if made on and as of such Expiration Date, except that any inaccuracies in such other representations and warranties will be disregarded if all circumstances rendering such other representations and warranties inaccurate (as of the date of the Merger Agreement, as of the Expiration Date of the Offer or otherwise), considered collectively, do not constitute, and could not reasonably be expected to have or result in, a company material adverse effect (the "MoSys representation and warranty condition");

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  each covenant that MoSys is required to comply with or to perform at or prior to the acceptance of shares of MoSys common stock for payment pursuant to the Offer shall have been complied with and performed in all material respects (the "MoSys covenant condition");

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  since the date of the Merger Agreement, there shall not have been any company material adverse effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a company material adverse effect (the "material adverse effect condition");

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  Synopsys and the Purchaser shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of MoSys confirming that the conditions described in the three preceding paragraphs have been duly satisfied;

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  no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not have been any legal requirement enacted or deemed applicable to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement that makes the completion of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement illegal (the "legality condition");

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  there shall not be pending or threatened any legal proceeding to which any governmental body is or is threatened to become a party (1) challenging or seeking to restrain or prohibit the completion of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, (2) relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements and seeking to obtain from Synopsys, MoSys or any of MoSys' subsidiaries any damages or other relief that may be material to Synopsys or to MoSys and its subsidiaries (taken as a whole), (3) seeking to prohibit or limit in any material respect Synopsys' ability to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Purchaser or (following the completion of the Offer or the Merger) MoSys, (4) that could materially and adversely affect the right of Synopsys or MoSys and its subsidiaries to own the assets or operate the business of MoSys and its subsidiaries, or (5) seeking to compel any of MoSys, any subsidiary of MoSys, Synopsys or any subsidiary of Synopsys to dispose of or hold separate any shares of MoSys common stock or any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

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  there shall not be pending any legal proceeding that, if adversely determined, could reasonably be expected to have a company material adverse effect (1) challenging or seeking to restrain or prohibit the completion of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, (2) relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements and seeking to obtain from Synopsys, MoSys or any of MoSys' subsidiaries any damages or other relief that may be material to Synopsys or to MoSys and its subsidiaries (taken as a whole), (3) seeking to prohibit or limit in any material respect Synopsys' ability to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Purchaser or (following the completion of the Merger) MoSys, or (4) that could materially and adversely affect the right of Synopsys or MoSys and its subsidiaries to own the assets or operate the business of MoSys and its subsidiaries;

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  there shall not have occurred and be continuing (1) any general suspension of trading in securities on the New York Stock Exchange or the Nasdaq Stock Market, (2) any declaration by a governmental body of a banking moratorium in the United States or in any other jurisdiction in which Synopsys, MoSys or any of MoSys' subsidiaries has material assets or operations, or any suspension of payments in respect of banks in the United States or in any other jurisdiction in which Synopsys, MoSys or any of MoSys' subsidiaries has material assets or operations, or (3) any war, armed hostilities, act of terrorism or other international or national calamity that (a) directly or indirectly involves the United States or any other jurisdiction in which Synopsys, MoSys or any of MoSys' subsidiaries has assets or operations that are material to Synopsys or to MoSys and its subsidiaries (taken as a whole) and (b) has had or could reasonably be expected to have a significant adverse impact on (i) United States or foreign financial markets, (ii) the semiconductor industry in the United States or in any other jurisdiction in which Synopsys, MoSys or any of MoSys' subsidiaries has assets or operations that are material to Synopsys or to MoSys and its subsidiaries (taken as a whole) or (iii) the business of Synopsys or MoSys and its subsidiaries (taken as a whole);

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  neither Dr. Fu-Chieh Hsu nor Dr. Wingyu Leung shall have ceased to be employed by MoSys or shall have communicated to an officer of MoSys or of Synopsys any intention to terminate his employment with MoSys or any of its subsidiaries or to decline to accept employment with Synopsys or MoSys; and no more than 25% of the engineers employed by MoSys and its subsidiaries as of the date of the Merger Agreement who have received, prior to the acceptance of shares of MoSys common stock for payment pursuant to the Offer, offers of at-will employment by or on behalf of Synopsys or MoSys containing terms relating to their compensation and benefits that are no less favorable in the aggregate than the terms of their employment relating to compensation and benefits as of the date of the Merger Agreement shall have ceased to be employed by MoSys or any of its subsidiaries, or shall have communicated to an officer of MoSys or Synopsys any intention to terminate their employment with MoSys or any of its subsidiaries or to decline to accept employment with Synopsys or MoSys;

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  no triggering event shall have occurred; and

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  each of the Noncompetition Agreements executed by Dr. Fu-Chieh Hsu and Dr. Wingyu Leung shall be in full force and effect, and both such individuals shall have executed and delivered to MoSys and Synopsys a proprietary information and inventions assignment agreement in the form previously delivered by Synopsys to MoSys.

        Notwithstanding the foregoing, if the Purchaser extends the Offer after the Minimum Condition has been satisfied for the sole purpose of attempting to obtain tenders that would bring its ownership of MoSys common stock to at least 90% of the then-outstanding shares of MoSys common stock, using the extension right for that purpose described in Section 1 (Terms of the Offer) of this Offer to Purchase, then the Offer would thereafter be subject to only the antitrust condition and the legality condition referred to above.

        The foregoing conditions are for the sole benefit of Synopsys and the Purchaser and, subject to the terms and conditions of the Merger Agreement, and except for the Minimum Condition, may be waived by Synopsys or the Purchaser, in whole or in part, at any time and from time to time until the Expiration Date of the Offer, in the sole discretion of Synopsys and the Purchaser. The failure by Synopsys or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Expiration Date. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

14.   Certain Legal Matters

        Except as described below, based on information provided by MoSys, neither Synopsys nor MoSys is aware of any license or regulatory permit that appears to be material to the business of MoSys that might be adversely affected by the acquisition of shares of MoSys common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of MoSys common stock by the Purchaser or Synopsys in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under the caption "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of shares of MoSys common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to MoSys' business or that certain parts of MoSys' business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of MoSys common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental proceedings.

Delaware Law

        In general, Section 203 of the Delaware Law prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a business combination with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless certain board or stockholder approvals are obtained or the interested stockholder acquires at least 85% of the corporation's voting stock outstanding under certain circumstances.

        MoSys' board of directors has taken all actions necessary to exempt the Offer and the Merger and the other transactions contemplated by the Merger Agreement from the provisions of Section 203 of the Delaware Law.

State Takeover Statutes

        A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. MoSys, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and the Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, it is believed that there are reasonable bases for contesting such laws. MoSys has represented to Synopsys that no such laws apply to the Offer or the Merger.

Antitrust

        United States Antitrust Law.    Under the HSR Act, and the rules that have been promulgated under the HSR Act by the FTC, certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

        Pursuant to the requirements of the HSR Act, Synopsys, on behalf of itself and the Purchaser, filed a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC on March 1, 2004, and MoSys, on behalf of itself, filed a Notification and Report Form with respect to the Offer and the Merger on March 9, 2004. As a result, the waiting period applicable to the purchase of shares of MoSys common stock pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on March 31, 2004. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Synopsys. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the 30th day after substantial compliance by Synopsys with such request. Thereafter, such waiting period can be extended only by court order.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Offer and the Merger. At any time before the completion of the Offer or the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser's or Synopsys' acquisition of shares of MoSys common stock in the Offer, the Merger or otherwise, or seeking the divestiture of shares of MoSys common stock acquired by the Purchaser or Synopsys, or the divestiture of substantial assets of Synopsys, MoSys or their respective subsidiaries. At any time after the Purchaser's acquisition of shares of MoSys common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of MoSys common stock acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of Synopsys, MoSys or their respective subsidiaries. In this regard, the Merger Agreement provides that at the request of Synopsys, MoSys must agree to divest, sell, license, dispose of, hold separate or otherwise take or commit to take any action that limits the ability of MoSys or its subsidiaries to operate or retain any of the businesses, product lines or assets of MoSys or its subsidiaries, provided that any such action is conditioned upon the completion of the Offer or the Merger. However, under the Merger Agreement, Synopsys does not have any obligation to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause MoSys or any of its subsidiaries to dispose of any assets. See Section 12 (Purpose of the Offer and the Merger; Plans for MoSys; the Merger Agreement; the Stockholder Agreements; the Noncompetition Agreements) of this Offer to Purchase for a description of certain covenants of MoSys and Synopsys.

        Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Synopsys and MoSys believe that the completion of the Offer and the Merger will not violate any antitrust laws. However, there can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of MoSys common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, that it would not result in any delay in the completion of the Offer and the Merger. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        Foreign Antitrust Law.    The antitrust and competition laws of certain foreign countries often apply to transactions such as the Offer and the Merger and filings and notifications may be required when such laws are applicable. Synopsys and MoSys do not believe that any such filings are required in connection with the Offer or the Merger.

15.   Fees and Expenses

        The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent for the Offer, and Computershare Trust Company of New York to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

        The Information Agent may contact holders of MoSys common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of MoSys common stock.

        The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and, in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of MoSys common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of MoSys common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Synopsys is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Synopsys becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of MoSys common stock prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more of the registered brokers or dealers licensed under the laws of the jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Synopsys that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser and Synopsys have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, MoSys has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. The tender offer materials and the Solicitation/Recommendation Statement are available without charge at the SEC's web site at www.sec.gov. Documents may also be obtained from the Information Agent for the tender offer, D.F. King & Co., Inc., 48 Wall Street, New York, New York, 10005, telephone (212) 269-5550 or (800) 488-8035.

MOUNTAIN ACQUISITION SUB, INC.

March 22, 2004

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF SYNOPSYS AND THE PURCHASER

1.     Directors and Executive Officers of Synopsys

        The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Synopsys are set forth below. The business address of each such director and executive officer is Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

Name	Position with Synopsys or Present Principal Occupation or Employment; Material Positions Held at Synopsys
Dr. Aart J. de Geus
Dr. de Geus, age 49, a citizen of the Netherlands, co-founded Synopsys and currently serves as Chief Executive Officer and Chairman of the Board of Directors. Since the inception of Synopsys in December 1986, he has held a variety of positions including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992, Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. He has served as a Director since 1986. From 1982 to 1986, Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group.
Andy D. Bryant
Mr. Bryant, age 53, a U.S. citizen, has been a Director of Synopsys since January 1999 and currently serves as Executive Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation, with responsibility for financial operations, human resources, information technology and e-business functions and activities worldwide. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987 he was promoted to Director of Finance for the corporation and was appointed Vice President and Director of Finance of the Intel Products Group in 1990. Mr. Bryant became Chief Financial Officer in February 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant was appointed Chief Financial and Enterprise Services Officer in December 1999 and was promoted to Executive Vice President in January 2001. He is a director of Kryptiq Corporation, a secure-messaging provider of medical information flows.
Dr. Chi-Foon Chan
Dr. Chan, age 54, a U.S. citizen, joined Synopsys as Vice President of Application Engineering & Services in May 1990. Since April 1997 he has served as Chief Operating Officer and since February 1998 he has held the additional title of President. Dr. Chan also became a Director of Synopsys in February 1998. From September 1996 to February 1998 he served as Executive Vice President, Office of the President. From February 1994 until April 1997 he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Reuse Group. Additionally, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization.

Bruce R. Chizen
Mr. Chizen, age 48, a U.S. citizen, has been a Director of Synopsys since April 2001. Mr. Chizen has served as President of Adobe Systems Incorporated, a provider of graphic design, publishing, and imaging software for Web and print production, since April 2000 and as Chief Executive Officer since December 2000. He joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division and in December 1997 became Senior Vice President and General Manager, Graphics Products Division. In August 1998, Mr. Chizen was promoted to Executive Vice President, Products and Marketing. He is a director of Adobe Systems.
Deborah A. Coleman
Ms. Coleman, age 51, a U.S. citizen, has been a Director of Synopsys since November 1995. Ms. Coleman is co-founder and currently General Partner of SmartForest Ventures in Portland, Oregon. Ms. Coleman was Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, from May 1994, when it was spun off from Tektronix, Inc., until September 2001. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operations. Ms. Coleman is a director of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment, Chairman of the Board of Teseda Corporation, a semiconductor test equipment company, and a director of Kryptiq Corporation, a secure-messaging provider of medical information flows.
Dr. A. Richard Newton
Dr. Newton, age 52, a U.S. citizen, has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979 and is currently Dean of the College of Engineering. From July 1999 to June 2000, Dr. Newton was Chair of the Electrical Engineering and Computer Sciences Department at the University of California at Berkeley. From 1988 to 2002, Dr. Newton was a Venture Partner with Mayfield Fund, a venture capital partnership, where he contributed to the evaluation and development of over two dozen new companies. Dr. Newton is currently a Venture Partner with Tallwood Venture Capital. From November 1994 to July 1995, Dr. Newton was acting President and Chief Executive Officer of Silicon Light Machines, a private company that has developed display systems based on the application of micromachined silicon light-valves. Dr. Newton is a fellow of IEEE and a member of the National Academy of Engineering.

Dr. Sasson Somekh
Dr. Somekh, age 54, a U.S. citizen, has been a Director of Synopsys since January 1999. Dr. Somekh joined Novellus Systems, Inc., a manufacturer of semiconductor fabrication equipment, as President in January 2004. Previously, Dr. Somekh served as a member of the Board of Directors of Applied Materials, Inc., also a manufacturer of semiconductor fabrication equipment, from April 2003 until December 2003, and as an Executive Vice President of Applied from November 2000 until August 2003. Dr. Somekh served as a Senior Vice President of Applied from December 1993 to November 2000 and as a Group Vice President from 1990 to 1993. Dr. Somekh is a board member of Nanosys, Inc., a privately-held developer of nano-enabled systems for use in energy, defense, electronics, healthcare and information technology applications.
Roy Vallee
Mr. Vallee, age 51, a U.S. citizen, has been a Director of Synopsys since February 2003. Mr. Vallee is Chief Executive Officer and Chairman of the Board of Avnet, Inc., a global semiconductor products and electronics distributor, positions he has held since June 1998. Previously, he was Vice Chairman of the Board since November 1992, and also President and Chief Operating Officer since March 1992. Mr. Vallee currently serves on the Board of Directors of Teradyne, Inc., an automated testing company for the electronics, communications and software industries. He is also Chairman of the Executive Committee of the Global Technology Distribution Council.
Steven C. Walske
Mr. Walske, age 51, a U.S. citizen, has been a Director of Synopsys since December 1991. Mr. Walske has been Chief Business Strategist of Parametric Technology Corporation, a supplier of software products for mechanical computer aided engineering since June 2000. Previously, Mr. Walske served as Chairman, Chief Executive Officer and a Director from August 1994 until June 2000 and as President and Chief Executive Officer of that company from December 1986 to August 1994.
Vicki L. Andrews
Ms. Andrews, age 48, a U.S. citizen, joined Synopsys in May 1993 and currently serves as Senior Vice President, Worldwide Sales. Before holding that position, she served in a number of senior sales roles at Synopsys, including Vice President, Global and Strategic Sales, Vice President, North America Sales and Director, Western United States Sales.
Dr. Raul Camposano
Dr. Camposano, age 49, a citizen of Germany, has served as Senior Vice President and Chief Technology Officer since September 2000. Prior to that time, he was Senior Vice President, General Manager of the Design Tools Group of Synopsys from 1997 through September 2000.
John Chilton
Mr. Chilton, age 46, a U.S. citizen, has served as Senior Vice President and General Manager of the Solutions Group of Synopsys since August 2003. Prior to that time, he was Senior Vice President and General Manager of the IP and Design Services Business Unit of Synopsys from 2001 to August 2003. From 1997 to 2001, Mr. Chilton served as Vice President and General Manager of the Design Reuse Group.

Janet S. Collinson
Ms. Collinson, age 43, a U.S. citizen, has served as Senior Vice President, Human Resources and Facilities since August 2003. From September 1999 to August 2003 she was Vice President, Real Estate and Facilities of Synopsys. Prior to that time she served as Director of Facilities from January 1997 to September 1999.
Dr. Antun Domic
Dr. Domic, age 52, a U.S. citizen, has served as Senior Vice President and General Manager of the Implementation Group since August 2003. Prior to that, Dr. Domic was Vice President and General Manager of the Nanometer Analysis and Test Group from 1999 to August 2003. Dr. Domic joined Synopsys in April 1997.
Manoj Gandhi
Mr. Gandhi, age 43, a U.S. citizen, has served as Senior Vice President and General Manager, Verification Group since August 2000. Prior to that he was Vice President and General Manager of the Verification Tools Group from July 1999 to August 2000. Prior to that time, he was Vice President of Engineering from December 1997 until July 1999.
Deirdre Hanford
Ms. Hanford, age 41, a U.S. citizen, has served as Senior Vice President of Worldwide Applications Services since December 2002. Prior to that time, she was Senior Vice President, Business and Market Development of Synopsys from September 1999 to December 2002. From October 1998 until September 1999, she served as Vice President Sales for Professional Services and prior to that as Vice President, Corporate Applications Engineering from April 1996 to September 1999. Ms. Hanford sits on the board of directors of Joint Venture Silicon Valley, an industry advocacy group, and the American Electronics Association's national board of directors.
Sanjiv Kaul
Mr. Kaul, age 45, a U.S. citizen, has served as the Senior Vice President of the New Ventures Group since July 2003. Prior to that he was Senior Vice President of Corporate Applications and Marketing from October 2002 to July 2003. From 1998 until July 2003, Mr. Kaul headed Synopsys' IC Implementation business unit. He joined Synopsys in April 1995.
Rex S. Jackson
Mr. Jackson, age 44, a U.S. citizen, joined Synopsys in February 2003 as Vice President, General Counsel and Corporate Secretary. Prior to joining Synopsys, Mr. Jackson was an investment director with Redleaf Group, Inc., an early stage venture capital firm, from April 2000 through December 2001, and President and CEO of Atlantes Services, Inc., a Redleaf portfolio company, from December 2001 through February 2003. Prior to joining Redleaf, from August 1998 to April 2000, Mr. Jackson was Vice President and General Counsel of AdForce, Inc., a provider of ad management and delivery services on the Internet.

Steven K. Shevick
Mr. Shevick, age 47, a U.S. citizen, joined Synopsys in July 1995 and currently serves as Senior Vice President, Finance and Chief Financial Officer. Mr. Shevick was appointed Senior Vice President and Chief Financial Officer in January 2003. From October 1999 to January 2003, he was Vice President, Investor Relations and Legal, General Counsel and Corporate Secretary. From March 1998 to October 1999, he was Vice President, Legal, General Counsel and Assistant Corporate Secretary. From July 1995 to March 1998 he served as Deputy General Counsel and Assistant Corporate Secretary.
Richard T. Rowley
Mr. Rowley, age 48, a U.S. citizen, joined Synopsys in February 2004 as Vice President and Treasurer. Mr. Rowley has been Vice President, Corporate Controller and Treasurer of Synopsys since December 2003 and Vice President and Corporate Controller of Synopsys since February 2000. Previously Mr. Rowley served as Senior Director and Corporate Controller of Synopsys from August 1999 to February 2000, as Director and Assistant Corporate Controller from November 1998 to August 1999 and as Director, Financial Planning and Analysis from November 1996 to November 1998. Mr. Rowley is a Certified Public Accountant.

2.     Directors and Executive Officers of the Purchaser

        The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. Except as indicated below, the business address of each such director or executive officer is Mountain Acquisition Sub, Inc., c/o Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

Name	Position with Mountain Acquisition Sub, Inc. or Present Principal Occupation or Employment; Material Positions Held at Mountain Acquisition Sub, Inc.
Rex S. Jackson
Mr. Jackson, age 44, a U.S. citizen, joined the Purchaser in February 2004 as Vice President and Secretary. Mr. Jackson has been a Director of the Purchaser since February 2004. Mr. Jackson has been Vice President, General Counsel and Corporate Secretary of Synopsys since February 2003. Prior to joining Synopsys, Mr. Jackson was an investment director with Redleaf Group, Inc., an early stage venture capital firm, from April 2000 through December 2001, and President and CEO of Atlantes Services, Inc., a Redleaf portfolio company, from December 2001 through February 2003. Prior to joining Redleaf, from August 1998 to April 2000, Mr. Jackson was Vice President and General Counsel of AdForce, Inc., a provider of ad management and delivery services on the Internet.
Richard T. Rowley
Mr. Rowley, age 48, a U.S. citizen, joined the Purchaser in February 2004 as Vice President and Treasurer. Mr. Rowley has been a Director of the Purchaser since February 2004. Mr. Rowley has been Vice President, Corporate Controller and Treasurer of Synopsys since December 2003 and Vice President and Corporate Controller of Synopsys since February 2000. Previously Mr. Rowley served as Senior Director and Corporate Controller of Synopsys from August 1999 to February 2000, as Director and Assistant Corporate Controller from November 1998 to August 1999 and as Director, Financial Planning and Analysis from November 1996 to November 1998. Mr. Rowley is a Certified Public Accountant.
Steven K. Shevick
Mr. Shevick, age 47, a U.S. citizen, joined the Purchaser in February 2004 as President and Chief Executive Officer. Mr. Shevick has been a Director of the Purchaser since February 2004. Mr. Shevick has been Senior Vice President, Finance and Chief Financial Officer of Synopsys since January 2003. Previously, Mr. Shevick served as Vice President, Investor Relations and Legal and Corporate Secretary from October 1999 to January 2003, Vice President, Legal, General Counsel and Assistant Corporate Secretary from March 1998 to October 1999, and Deputy General Counsel and Assistant Corporate Secretary from July 1995 to March 1998.

None of the executive officers and directors of Synopsys or the Purchaser currently is a director of, or holds any position with, MoSys or any of MoSys' subsidiaries. Neither Synopsys nor the Purchaser believes that any of its directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of MoSys. Synopsys and the Purchaser believe no such person has been involved in any transaction with MoSys or any of MoSys directors, executive officers, affiliates or associates which is required to be disclosed pursuant to the rules and regulations of the SEC.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of MoSys common stock and any other required documents should be sent or delivered by each stockholder of MoSys or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

By Facsimile Transmission: For Eligible Institutions Only: (212) 701-7636 For Confirmation Only Telephone: (212) 701-7600	By Mail: Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	By Hand or Overnight Courier: Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

48 Wall Street
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 488-8035

QuickLinks

  Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF MONOLITHIC SYSTEM TECHNOLOGY, INC.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF SYNOPSYS AND THE PURCHASER